                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement            [_Confidential,]for Use of the
                                            Commission Only (as Permitted by
                                            Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                       Aspect Communications Corporation
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

[LOGO OF ASPECT COMMUNICATION]

April 6, 2001

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Aspect Communications Corporation, to be held on May 16, 2001. Enclosed are the Secretary's notice of this meeting, a proxy statement, and a form of proxy. Please note that the meeting will be held at 4:00 p.m., at the Company's facilities located at 1310 Ridder Park Drive, San Jose, California 95131.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

It is important that your shares be represented at the meeting, so please complete and return the enclosed proxy card as soon as possible.

Sincerely,

/s/ Beatriz V. Infante

Beatriz V. Infante
Chairman, President,
 and Chief Executive Officer

                       ASPECT COMMUNICATIONS CORPORATION

                               ----------------

                   Notice of Annual Meeting of Shareholders

                                 May 16, 2001

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Aspect Communications Corporation (the Company), a California corporation, will be held on May 16, 2001 at 4:00 p.m., at 1310 Ridder Park Drive, San Jose, California 95131, for the following purposes:

  1. To elect seven directors to serve for the ensuing year and until their successors are elected.

  2. To approve an amendment to the 1999 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder by 2,450,000 shares.

  3. To approve an amendment to the Aspect Incentive Plan.

  4. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 2001.

  5. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on March 19, 2001, are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) thereof.

To assure your representation at the Annual Meeting, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Annual Meeting may vote in person even if such shareholder returned a proxy card.

/s/ Betsy Rafael
Betsy Rafael,
Executive Vice President, Finance,
 Chief Financial Officer, and Secretary

San Jose, California
April 6, 2001

                       ASPECT COMMUNICATIONS CORPORATION

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 16, 2001

                                      and

                    ANNUAL FINANCIAL REPORT TO SHAREHOLDERS

                               ----------------

                               TABLE OF CONTENTS

                                PROXY STATEMENT

                                                                          Page
                                                                          ----
INFORMATION CONCERNING SOLICITATION AND VOTING...........................    1
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS..................................    2
PROPOSAL NO. 2 -- AMENDMENT TO THE 1999 EQUITY INCENTIVE PLAN............    5
PROPOSAL NO. 3 -- AMENDMENT TO THE ASPECT INCENTIVE PLAN.................    9
PROPOSAL NO. 4 -- RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
 AUDITORS................................................................   10
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT..............   11
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................   14
EXECUTIVE COMPENSATION...................................................   15
COMPENSATION COMMITTEE REPORT............................................   18
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION..............   19
AUDIT COMMITTEE REPORT...................................................   20
AUDITOR FEES.............................................................   21
COMPANY STOCK PRICE PERFORMANCE..........................................   22
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934.....   23
STOCK OPTION PLAN INFORMATION............................................   23
DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS............................   24
OTHER MATTERS............................................................   24
APPENDIX A -- AUDIT COMMITTEE CHARTER....................................  A-1

                    ANNUAL FINANCIAL REPORT TO SHAREHOLDERS

SELECTED CONSOLIDATED FINANCIAL DATA.....................................  F-1
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................  F-2
CONSOLIDATED BALANCE SHEETS as of December 31, 2000 and 1999............. F-14
CONSOLIDATED STATEMENTS OF OPERATIONS for the years ended December 31,
 2000, 1999 and 1998..................................................... F-15
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY for the years ended
 December 31, 2000, 1999 and 1998........................................ F-16
CONSOLIDATED STATEMENTS OF CASH FLOWS for the years ended December 31,
 2000, 1999 and 1998..................................................... F-17
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS............................... F-18
INDEPENDENT AUDITORS' REPORT............................................. F-35
SELECTED QUARTERLY FINANCIAL DATA (unaudited)............................ F-36
CORPORATE INFORMATION

                       ASPECT COMMUNICATIONS CORPORATION

                               ----------------

                                PROXY STATEMENT

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Aspect Communications Corporation (Aspect or the Company) for use at the Annual Meeting of Shareholders (Annual Meeting) to be held May 16, 2001, at 4:00 p.m., or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company's facilities located at 1310 Ridder Park Drive, San Jose, California 95131. The telephone number at that location is
(408) 325-2200.

These proxy solicitation materials were mailed on or about April 6, 2001, to all shareholders entitled to vote at the Annual Meeting. The cost of soliciting these proxies will be paid by the Company. The Company has retained the services of Georgeson Shareholder Communications Inc. (Georgeson) to solicit proxies and distribute materials to brokerage houses, banks, custodians, and other institutional owners. The Company will pay Georgeson a fee of approximately $7,500 for these services, plus expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The Company may conduct further solicitation personally, by telephone, or by facsimile through its officers, directors, and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use, by delivering to the Company, at its principal office at 1310 Ridder Park Drive, San Jose, California 95131 (Attention: Betsy Rafael, Executive Vice President, Finance, Chief Financial Officer, and Secretary), a written notice of revocation or a duly executed proxy card bearing a later date, or by attending the Annual Meeting and voting in person.

Voting and Solicitation

Every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit, provided that votes may not be cast for more than seven candidates. However, no shareholder shall be entitled to cumulate votes for a candidate unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting prior to the voting of the intention to cumulate the shareholder's votes. On all other matters, each share has one vote.

Only shareholders of record at the close of business on March 19, 2001, are entitled to notice of and to vote at the Annual Meeting. At the record date, 51,614,450 shares of the Company's common stock, with a par value of $.01 per share, were issued and outstanding.

The required vote for approval of each proposal submitted at the Annual Meeting is indicated in the section entitled "Required Vote" for each item. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. The required quorum is a majority of the shares issued and outstanding on the record date, represented either in person or by proxy. Votes that are cast for or against a proposal, abstentions, and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business. For purposes of determining the number of shares voting on a particular proposal, votes cast for or against a proposal and abstentions are counted as shares voting, whereas broker non-votes are not counted as shares voting. Accordingly, an abstention will have the same effect as a vote against the proposal, and broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum.

Any proxy which is returned using the proxy card enclosed and which is not marked as to the particular item will be voted for the election of directors, for the amendment to the 1999 Equity Incentive Plan, for the approval of the Aspect Incentive Plan, for the ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

Nominees

A board of seven directors will be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below. In the event that any nominee of the Company is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. It is not expected that any nominee listed below will be unable to or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his or her successor has been elected and qualified.

The names of the nominees, their ages, and certain other information about them as of February 28, 2001 are set forth below:

                                                                       Director
 Name of Nominee          Age Principal Occupation                      Since
 ---------------          --- --------------------                     --------
 Donald P. Casey.........  55 President and Chief Operating Officer,     2001
                              Exodus Communications, Inc.

 Debra J. Engel..........  48 Investor and Advisor; former SVP,          1996
                              Corporate Services, 3Com Corporation

 Norman A. Fogelsong.....  49 General Partner, Institutional Venture     1985
                              Partners

 Beatriz V. Infante......  47 Chairman, President, and Chief             2000
                              Executive Officer

 Christopher B. Paisley..  48 Dean's Executive Professor, Leavey         2000
                              School of Business, Santa Clara
                              University

 John W. Peth............  52 President and Chief Executive Officer,     1992
                              Business Resource Group

 David B. Wright.........  51 President and Chief Executive Officer,     2001
                              Legato Systems, Inc.

Except as set forth below, each of the nominees has been engaged in his or her principal occupation set forth above during the past five years. There are no family relationships among the directors or executive officers of the Company.

Mr. Casey is President and Chief Operating Officer of Exodus Communications, Inc. Mr. Casey joined Exodus in June 2000. Prior to Exodus, Mr. Casey was Chief Technology Officer and President of U.S. Services of Wang

Global, Inc. He joined Wang in October 1991 as a member of a turnaround management team. Mr. Casey has been a director of the Company since February 2001.

Ms. Engel has been a director of the Company since May 1996. Until August 1998, Ms. Engel served as Senior Vice President of Corporate Services of 3Com Corporation, a data networking products and services company. Prior to joining 3Com in November 1983, as Vice President, Human Resources, Ms. Engel was with Hewlett-Packard Company for seven years, most recently as Corporate Staffing Manager at Hewlett-Packard's corporate headquarters.

Mr. Fogelsong has been a director of the Company since September 1985. Since March 1989, Mr. Fogelsong has been a General Partner with Institutional Venture Partners, a venture capital investment firm. Between March 1980 and February 1989, Mr. Fogelsong was a venture capitalist with Mayfield Fund, a venture capital investment firm. Mr. Fogelsong is also a director of Concur Technologies, Inc., as well as a privately owned technology company.

Ms. Infante has been employed by the Company since October 1998 and has served as an executive officer since that time. Ms. Infante currently holds the position of Chairman, President, and Chief Executive Officer and has been a director of the Company since May 2000. She has served as Chairman of the Company's Board of Directors since January 2001. Ms. Infante has previously served as Co-President and Executive Vice President, Products. Prior to joining the Company, Ms. Infante served as Senior Vice President, Application Server, Vice President, Open Systems Division and Vice President, Digital Products Division at Oracle Corporation, from January 1994 to October 1998, and Director, Development at Taligent, Inc., from August 1992 to August 1993.

Mr. Paisley has been a director of the Company since May 2000. Mr. Paisley is currently the Dean's Executive Professor of Accounting and Finance at the Leavey School of Business at Santa Clara University. Prior to joining Santa Clara University, Mr. Paisley served as the Senior Vice President, Finance and Chief Financial Officer of 3Com Corporation, a data networking products and services company, from September 1985 until July 2000. Mr. Paisley is a member of the Board of Directors of Legato Systems, Inc. WJ Communications, Inc. and Riverstone Networks, Inc. He also serves as a director of several privately owned companies.

Mr. Peth has been a director of the Company since May 1992. Since December 1997, Mr. Peth has been the President and Chief Executive Officer of Business Resource Group, a provider of office workspace products and services. He has also served as a director of Business Resource Group since June 1995. From April 1991 through March 1997, Mr. Peth served as an executive officer of TAB Products Company (TAB), an office filing and furniture systems manufacturer and distributor. He served on the Board of Directors of TAB from April 1991 through January 1997. From December 1989 to April 1991, Mr. Peth served as the Office Managing Partner, San Jose Region, for Deloitte & Touche LLP, a public accounting firm.

Mr. Wright has been a director of the Company since February 2001. Mr. Wright joined Legato Systems, Inc. in October 2000 as President and Chief Executive Officer. Mr. Wright moved to Legato following a thirteen-year career with Amdahl Corporation, where he had served as President and Chief Executive Officer since 1997. Mr. Wright joined Amdahl in 1987 as Vice President for Sales and Service in the Northeast region of the United States. Mr. Wright is a member of the Board of Directors of Inrange Technologies Corporation and Legato Systems, Inc. as well as a privately owned company.

Board Meetings and Committees

The Board of Directors held a total of twelve meetings during the year ended December 31, 2000. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

The Audit Committee of the Board of Directors (the Audit Committee) currently consists of Mr. Paisley (Committee Chair), Mr. Fogelsong and Mr. Peth, and held six meetings during the last fiscal year. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors, and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. The charter of the Audit Committee is attached to this Proxy Statement as Appendix A and describes the Audit Committee's functions in greater detail.

The Compensation Committee of the Board of Directors (the Compensation Committee) consisted, as of December 31, 2000, of Ms. Engel (Committee Chair) and Mr. Fogelsong and held thirteen meetings during the last fiscal year. Mr. Casey, upon joining the Board of Directors in February 2001, was also elected to the Compensation Committee. Mr. Casey did not participate in any compensation decisions in the year ended December 31, 2000. The Compensation Committee determines policy on executive compensation, administers the Company's stock and option plans, and from time to time makes recommendations to the Board of Directors concerning changes to such plans.

The Nominating Committee of the Board of Directors (the Nominating Committee) currently consists of Mr. Fogelsong (Committee Chair), Mr. Casey and Mr. Peth. The Nominating Committee was established late in fiscal 2000 and held no meetings during the last fiscal year. The Nominating Committee is responsible for nominating new members to be considered for the Board of Directors. Prior to the establishment of the Nominating Committee, the full Board of Directors recommended candidates to the Company's Board. The Nominating Committee will consider nominees recommended by shareholders. Although there are no formal procedures for shareholders to nominate persons to serve as directors, shareholders wishing to submit nominations should notify the Company at its principal office at 1310 Ridder Park Drive, San Jose, California 95131 (Attention: Betsy Rafael, Executive Vice President, Finance, Chief Financial Officer, and Secretary) of their intent to do so. To be considered by the Nominating Committee, nominations must be received on or before the deadline for receipt of shareholder proposals. See "Deadline for Receipt of Shareholder Proposals."

During the last fiscal year, each director attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which he or she serves, except Mr. Casey and Mr. Wright, who joined the Board of Directors in February 2001.

Nonemployee directors are compensated for their service to the Company as follows:

1. They are reimbursed for out-of-pocket travel expenses associated with their attendance at Board meetings.

2. Each member receives payments under the Annual Retainer Compensation Plan for the Board of Directors. This plan allows eligible nonemployee directors to elect to receive compensation in either cash or stock initially valued at $24,000 per year. Each director who elects to receive compensation in stock, also receives a cash payment in the amount of $1,200 per quarter. This compensation structure was designed to induce the Company's directors to accept payment in stock and to help offset the tax liability associated with the stock grant.

3. Nonemployee directors who are newly appointed to the Board of Directors receive options to purchase 24,000 shares of common stock upon election to the Company's Board of Directors. All nonemployee directors are granted options to purchase 6,000 shares of common stock annually under the 1998 Directors' Stock Option Plan as long as they meet the eligibility requirements of the plan.

Required Vote

The seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors of the Company. Votes against any nominee and votes withheld have no legal effect under California law.

         THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR PROPOSAL NO. 1.

         PROPOSAL NO. 2 -- AMENDMENT TO THE 1999 EQUITY INCENTIVE PLAN

At the Annual Meeting, the Company's shareholders are being asked to amend the 1999 Equity Incentive Plan to reserve an additional 2,450,000 shares of common stock for issuance thereunder.

General

The 1999 Equity Incentive Plan was adopted by the Board of Directors in February 1999 and was approved by the Company's shareholders in May 1999. A total of 1,500,000 shares of common stock were initially reserved for issuance. In March 2001, the Board of Directors amended the 1999 Equity Incentive Plan, subject to shareholder approval, to increase the number of shares of common stock reserved for issuance thereunder by 2,450,000 shares, for a total of 3,950,000 reserved shares.

As of February 28, 2001, options to purchase an aggregate of 1,242,500 shares of common stock (net of options canceled) had been granted pursuant to the 1999 Equity Incentive Plan and 257,500 shares remained available for future grant (not including the additional 2,450,000 shares reserved by the Board of Directors, for which shareholder approval is being requested).

All of such outstanding options were held by employees who are executive officers of the Company. As of February 28, 2001, the fair market value of all shares of common stock subject to outstanding options under the 1999 Equity Incentive Plan was $12,777,188 based on the closing sale price of $11.0625 for the Company's common stock as reported on the Nasdaq National Market on such date.

Summary of the 1999 Equity Incentive Plan

The following is a summary of the principal features of the 1999 Equity Incentive Plan, as amended. The summary, however, does not purport to be a complete description of all the provisions of the 1999 Equity Incentive Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to Betsy Rafael, Executive Vice President, Finance, Chief Financial Officer, and Secretary, at the Company's principal offices at 1310 Ridder Park Drive, San Jose, California 95131.

Purpose

The 1999 Equity Incentive Plan provides for grants to employees (including officers and employee directors) of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), as amended, and for grants of nonstatutory stock options to employees (including officers and employee directors) and consultants of the Company or any subsidiary or any affiliate of the Company. The purpose of the 1999 Equity Incentive Plan is to attract and retain the best available individuals for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company's business.

The 1999 Equity Incentive Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provision of the Employee Retirement Income Security Act of 1974, as amended.

Administration

The 1999 Equity Incentive Plan may be administered by the Board of Directors or a committee appointed by the Board. All questions of interpretation or application of the 1999 Equity Incentive Plan are determined by the Board of Directors or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility

The 1999 Equity Incentive Plan provides that incentive stock options may be granted only to employees (including officers and employee directors) of the Company or any subsidiary or any affiliate of the Company, while nonstatutory stock options may be granted to employees (including officers and employee directors), and consultants of the Company or any subsidiary or any affiliate of the Company.

Grant and Exercise of Option

The 1999 Equity Incentive Plan provides that the maximum number of shares of common stock which may be granted under options to any employee during any fiscal year shall be 500,000, subject to adjustment as provided in the Plan. In addition, no person may hold in a calendar year more than $100,000 worth of incentive stock options that first become exercisable in that calendar year. To the extent options have been issued to a person above the $100,000 limit, such options are treated as nonstatutory stock options.

Unless otherwise determined by the Board of Directors or its appointed committee at the time of grant, an option granted under the 1999 Equity Incentive Plan is not transferable by the optionee other than by will or the laws of descent or distribution. Each option is exercisable, during the lifetime of the optionee, only by such optionee, or by a transferee permitted under the 1999 Equity Incentive Plan.

The Board of Directors or its appointed committee determines when options may be exercised. Options generally remain exercisable for up to 30 days (or, such other period of time as is determined by the Board of Directors or its appointed committee, but in the case of an incentive stock option, not to exceed three (3) months, with such determination being made at the time of grant) following the optionee's termination of service as an employee or consultant of the Company or any subsidiary or any affiliate of the Company, unless such termination is a result of death or of total and permanent disability, in which case the options remain exercisable for up to a six-month period.

Exercise Price and Term of Options

The exercise price of stock options granted under the 1999 Equity Incentive Plan shall be equal to the fair market value of a share of the Company's common stock on the date of grant of the option provided that the exercise price of an incentive stock option granted to an optionee who immediately before the grant of such option owns more than 10% or the total combined voting power of all classes of stock of the Company or any parent or subsidiary (a "10% Shareholder") may not be less than 110% of the fair market value of a share of the Company's common stock on the date of grant of the option. Fair market value is defined in the 1999 Equity Incentive Plan to be the closing sale price of the Company's common stock on the Nasdaq National Market (or such other stock exchange on which the common stock is listed) on the date of grant (or, in the event that the common stock is not traded on such date, on the last preceding trading date for which such quotation exists). Incentive stock options may not have a term of more than 10 years. Furthermore, the maximum term for an incentive stock option granted to a 10% Shareholder is five years. No option may be exercised by any person after its term expires.

Adjustments upon Changes in Capitalization

In the event any change such as a stock split or stock dividend is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price, in the number of shares subject to each option, and in the limitation on grants to employees, as well as in the number of shares available for issuance under the 1999 Equity Incentive Plan.

Merger or Sale of Assets

In the event of a sale of all or substantially all of the assets of the Company, the merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation, or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, each option shall be assumed or an equivalent option substituted by the successor corporation, unless the successor corporation does not agree to assume the options or to substitute equivalent options, in which case such options shall accelerate and the options shall become exercisable in full (including with respect to shares as to which the options would not otherwise be vested and exercisable) prior to consummation of the transaction at such time and on such conditions as the Board of Directors shall determine.

Amendment and Termination

The Board may amend the 1999 Equity Incentive Plan at any time or from time to time or may terminate it without approval of the shareholders, except that shareholder approval shall be obtained as required by applicable laws. However, no action by the Board or shareholders may alter or impair any option previously granted under the 1999 Equity Incentive Plan, unless the optionee consents. In addition, shareholder approval shall be obtained prior to the reduction of the exercise price of outstanding options to the then current fair market value. The 1999 Equity Incentive Plan shall terminate on February 23, 2009. Any options outstanding at that time under the 1999 Equity Incentive Plan shall remain outstanding until they expire by their own terms.

U.S. Federal Income Tax Information

The following is a brief summary of the effect of U.S. federal income taxation on the optionee and the Company with respect to the grant and exercise of options under the 1999 Equity Incentive Plan. This summary does not purport to be complete, and does not discuss the income tax laws of any municipality, state, or foreign country in which an optionee may reside. The Company advises all eligible employees and consultants to consult their own tax advisors concerning tax implications of option grants and exercises, and the disposition of stock acquired upon such exercises under the 1999 Equity Incentive Plan.

Options granted under the 1999 Equity Incentive Plan may be either incentive stock options, as defined in Section 422 of the Code, or nonstatutory stock options.

If an option granted under the 1999 Equity Incentive Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability upon its exercise, except to the extent that such exercise causes the optionee to incur alternative minimum tax (see discussion below). The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercise of the option by the optionee, any gain will be treated as long-term capital gain. If both of these holding periods are not satisfied (a "disqualifying disposition"), the optionee generally will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a disqualifying disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. The maximum tax rate on long-term capital gain under current federal income tax laws is 20%. Capital losses are allowed in full against capital gains plus $3,000 of other income.

All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income under U.S. tax laws at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee generally will recognize ordinary income for tax purposes generally measured as the excess of the then fair market value of the shares over the option exercise price. The taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to income and employment tax withholding by the Company. The optionee's holding period for long-term capital gain purposes commences as of the date he or she recognizes ordinary income with respect to an option exercise. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares as of the date of exercise of the option, will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year from the date of exercise.

The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of a nonstatutory stock option.

Alternative Minimum Tax

The exercise of an incentive stock option may subject the optionee to the alternative minimum tax under Section 55 of the Code. The alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference less (iii) an exemption amount of $45,000 for joint returns, $33,750 for unmarried individual returns and $22,500 in the case of married taxpayers filing separately (which exemption amounts are phased out for upper income taxpayers). Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year.

In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to exercise of a nonstatutory stock option. As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the common stock on the date of exercise over the option exercise price. Because the alternative minimum tax calculation may be complex, optionees should consult their own tax advisors prior to exercising incentive stock options.

If an optionee pays alternative minimum tax, the amount of such tax may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year.

Required Vote

The amendment to the 1999 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder by 2,450,000 shares requires the affirmative vote of the holders of a majority of the shares of the Company's common stock who are present at the Annual Meeting in person or by proxy and entitled to vote at the Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

            PROPOSAL NO. 3--AMENDMENT TO THE ASPECT INCENTIVE PLAN

At the Annual Meeting, the Company's shareholders are being asked to approve an amendment to the Aspect Incentive Plan, (the Incentive Plan).

General

The Incentive Plan was adopted by the Board of Directors in March 2000 and is intended to qualify under Section 162(m) of the Code. The Incentive Plan was amended in March 2001, to set an annual maximum payout for any one employee of $5,000,000. Prior to this amendment, no maximum payout was specified under the Incentive Plan. Shareholder approval is sought for this amendment to the Incentive Plan.

Summary of the Aspect Incentive Plan

The following is a summary of the principal features of the Incentive Plan. The summary, however, does not purport to be a complete description of all the provisions of the Incentive Plan. Any shareholder of the Company who wishes to obtain a copy of the actual Incentive Plan document may do so upon written request to Betsy Rafael, Senior Vice President, Finance, Chief Financial Officer, and Secretary, at the Company's principal offices at 1310 Ridder Park Drive, San Jose, California 95131.

The Incentive Plan is a formula-driven, performance-based incentive plan which is available to the Company's non-sales employees. The Incentive Plan's performance goals for each year are reviewed and approved by the Compensation Committee prior to the start of that year. The Incentive Plan is intended to:

  . Provide a common framework for managing and rewarding performance across the organization,

  . Clearly establish and communicate the goals and objectives for the Company and each participating employee,

  . Motivate and reward performance supporting Aspect's critical business goals,

  . Link rewards with individual performance, and

  . Provide upside compensation opportunity along with downside risk.

The funding for the Incentive Plan is determined by the Company's performance against a set of performance goals and measurements as determined by the Compensation Committee. These goals and measurements include revenue growth and operating profit margins, excluding the amortization of intangible assets, and may include total shareholder return, stock price, value-added measures, asset turnover, return on investment, earnings per share, customer satisfaction measures, internal operational criteria and other goals and measurements deemed appropriate by the Compensation Committee. The Compensation Committee has determined that more specific disclosure of the material terms of the Incentive Plan's performance goals could adversely affect the Company because such information is confidential, commercial or business information.

Prior to any payout from the Incentive Plan, the Compensation Committee certifies that the established goals have been attained. Under the terms of the Incentive Plan, once the amount to be paid to an employee under the Incentive Plan has been determined, no adjustments to that amount can be made. The maximum annual payment that can be made to any employee under the Incentive Plan is $5,000,000.

The Incentive Plan was also designed to meet the exclusion requirements of
Section 162 (m) of the Code as described below. The 1993 Omnibus Budget Reconciliation Act (OBRA) established a $1,000,000 ceiling for deductions for compensation paid to any of the five most highly compensated executive officers identified in the Company's Proxy Statement (although performance-related compensation as defined by OBRA in excess of $1,000,000 will remain deductible). Because none of the cash compensation figures for the five most highly compensated executive officers identified in the Company's Proxy Statement approached the limitation in 2000, there has been no requirement on the part of the Company to use any of the available exemptions from the deduction limit.

However, cash compensation levels for the highest paid executives are beginning to approach the threshold of this limitation. The Compensation Committee wants to take steps to ensure that performance-related compensation continues to be deductible by the Company.

Required Vote

Adoption of the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of the Company's common stock who are present at the Annual Meeting in person or by proxy and entitled to vote at the Annual Meeting.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL NO. 3.

   PROPOSAL NO. 4 -- RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP, independent auditors, to audit the consolidated financial statements of the Company for the year ending December 31, 2001, and recommends that the shareholders vote for ratification of such appointment. In the event the shareholders do not ratify such appointment, the Board of Directors will reconsider its selection. Deloitte & Touche LLP has audited the Company's consolidated financial statements since 1986. One or more representatives of Deloitte & Touche LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Required Vote

The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority of the shares of the Company's common stock who are present at the Annual Meeting in person or by proxy and entitled to vote at the Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 4.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information known to the Company with respect to the beneficial ownership of the Company's common stock, as to (i) each person who is known by the Company to beneficially own 5% or more of the Company's common stock, (ii) each of the Company's directors and nominees for director, (iii) each of the Company's Named Executive Officers (as defined hereafter) and (iv) all directors and executive officers as a group. The information set forth below is as of February 28, 2001.

                                                                   Shares
                                                                Beneficially
5% Shareholders, Directors, Nominees for Director, Named          Owned (1)
Executive Officers, and Directors and Executive Officers as   -----------------
a Group                                                        Number   Percent
-----------------------------------------------------------   --------- -------
Entities affiliated with FMR Corporation (2)................  5,441,020  10.5%
 82 Devonshire Street
 Boston, MA 02109

Stephen F. Mandel, Jr. (3)..................................  4,865,200   9.4%
 Lone Pine Capital LLC
 Two Greenwich Plaza
 Greenwich, CT 06830

EnTrust Capital Incorporated (4)............................  4,606,672   8.9%
 717 Fifth Avenue
 New York, NY 10022

Capital Group International Incorporated (5)................  4,250,700   8.2%
 11100 Santa Monica Boulevard, 15th Floor
 Los Angeles, CA 90025

Peter A. Wright (6).........................................  3,397,100   6.6%
 P.A.W. Capital Corporation
 10 Glenville Street
 Greenwich, CT 06831

Donald P. Casey.............................................        --    --
Debra J. Engel (7)..........................................     38,027    *
Norman A. Fogelsong (8).....................................  1,368,000   2.7%
Beatriz V. Infante (9)......................................    228,019    *
Christopher B. Paisley......................................      1,210    *
John W. Peth (10)...........................................     67,027    *
David B. Wright.............................................        --    --
Gary E. Barnett (11)........................................    113,833    *
Rod Butters (12)............................................     57,013    *
James R. Carreker (13)......................................  1,208,068   2.3%
Kevin T. Parker (14)........................................        250    *
Gary L. Smith (15)..........................................     64,650    *
Barry Wright (16)...........................................     22,250    *
All directors and executive officers as a group (11 persons)
 (17).......................................................  1,937,779   3.7%

--------
  *  Less than 1%

 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

 (2) Includes 5,441,020 shares of common stock owned by investment funds (the Funds) managed by Fidelity Management & Research Company (Fidelity), a wholly owned subsidiary of FMR Corp. and an investment adviser registered under the Investment Advisers Act of 1940. Edward C. Johnson III,

    FMR Corp. and the Funds each have sole power to dispose of the shares owned by the Funds, but neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds' boards of trustees and is carried out by Fidelity. Fidelity Growth Company Fund, a wholly-owned subsidiary of FMR, is the beneficial owner of 2,481,820 shares. This information is based on information as of December 31, 2000, set forth in a Schedule 13G dated February 14, 2001, as filed by FMR Corp. with the Securities and Exchange Commission.

 (3) The 4,865,200 shares reported by Lone Pine Capital LLC may be deemed to be beneficially owned by Stephen F. Mandel, Jr., including (a) 880,608 shares of Common Stock beneficially owned by Lone Pine Associates LLC, of which (i) 175,148 shares of Common Stock are beneficially owned by Lone Spruce, L.P. (Lone Spruce), (ii) 384,356 shares of Common Stock are beneficially owned by Lone Balsam, L.P. (Lone Balsam) and (iii) 321,104 shares of Common Stock are beneficially owned by Lone Sequoia, L.P. (Lone Sequoia) and (b) 3,984,592 shares of Common Stock beneficially owned by Lone Pine Capital LLC. Lone Pine Associates LLC is the general partner of Lone Spruce, Lone Sequoia and Lone Balsam, and has the power to direct the affairs of Lone Spruce, Lone Sequoia and Lone Balsam, including decisions respecting the disposition of the proceeds from the sale of shares. Mr. Mandel is the Managing Member of Lone Pine Associates LLC and in that capacity directs its operations. This information is based on information as of December 31, 2000, set forth in a Schedule 13G dated February 15, 2001, as filed by Stephen F. Mandel, Jr. with the Securities and Exchange Commission.

 (4) EnTrust Capital Incorporated has sole voting power and sole dispositive power over 777,750 shares, shared voting power over 3,131,487 shares and shared dispositive power over 3,828,922 shares. This information is based on information as of December 31, 2000, set forth in a Schedule 13G dated February 14, 2001, as filed by EnTrust Capital Incorporated with the Securities and Exchange Commission.

 (5) Capital Group International, Inc. has sole voting power over 3,226,800 shares and sole dispositive power over 4,250,700 shares. This information is based on information as of December 29, 2000, set forth in a Schedule 13G dated February 9, 2001, as filed by Capital Group International Inc. with the Securities and Exchange Commission.

 (6) Peter A. Wright has sole voting power over 53,100 shares, shared voting power over 3,344,000 shares, sole dispositive power over 53,100 shares and shared dispositive power over 3,344,000 shares. P.A.W. Capital Corporation has shared voting power and shared dispositive power over 3,344,000 shares. This information is based on information as of December 31, 2000, set forth in a Schedule 13G dated February 14, 2001, as filed by Peter A. Wright with the Securities and Exchange Commission.

 (7) Includes 24,000 shares issuable pursuant to options that are exercisable by Ms. Engel within 60 days of February 28, 2001.

 (8) Includes 1,112,000 shares held by the Fogelsong Family Trust. Also includes 250,000 shares held of record by Institutional Venture Partners, for which Mr. Fogelsong works as a venture capitalist, as to which Mr. Fogelsong disclaims beneficial ownership except to the extent of his pecuniary interest therein. Also includes 6,000 shares issuable pursuant to options that are exercisable by Mr. Fogelsong within 60 days of February 28, 2001.

 (9) Includes 213,019 shares issuable pursuant to options that are exercisable by Ms. Infante within 60 days of February 28, 2001.

(10) Includes 6,000 shares issuable pursuant to options that are exercisable by Mr. Peth within 60 days of February 28, 2001.

(11) Includes 38,083 shares issuable pursuant to options that are exercisable by Mr. Barnett within 60 days of February 28, 2001.

(12) Includes 54,061 shares issuable pursuant to options that are exercisable by Mr. Butters within 60 days of February 28, 2001.

(13) Includes 1,177,068 shares held by the Carreker Family Trust. Also includes 31,000 shares held by the Arbutus Educational Trust, a charitable remainder trust of which Mr. Carreker is the trustee. Mr. Carreker resigned as Chief Executive Officer of the Company in April 2000. Mr. Carreker remained as Chairman and as an employee of the Company until his resignation on January 26, 2001.

(14) Mr. Parker resigned as an employee of the Company on October 16, 2000.

(15) Includes 62,500 shares issuable pursuant to options that are exercisable by Mr. Smith within 60 days of February 28, 2001.

(16) In April 2000, Mr. Wright transitioned from being an executive officer to being a non-executive officer. Mr. Wright provided certain advisory services until June 2, 2000, at which time he ceased being an employee of the Company.

(17) Includes 403,663 shares issuable pursuant to options that are exercisable by all directors and executive officers within 60 days of February 28, 2001.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Officer Employment Agreements

The Company has entered into employment agreements with its executive officers. Pursuant to the terms of the agreements, if an individual officer is involuntarily terminated other than for cause or is constructively terminated beginning 3 months prior to a change of control of the Company and ending thirteen months following a change of control of the Company, the officer is entitled to certain severance benefits, including acceleration of vesting and continuation of salary, annual target bonus and other benefits for up to twenty-four months. The terms of the current agreements superceded the terms of any prior employment agreements with the Company.

Gary Smith

In April 2000, the Company entered into an employment agreement with Gary Smith. In addition to the provisions set forth above, Mr. Smith's agreement provides that he is eligible to receive a quarterly cash bonus targeted at 100% of his base salary from the Aspect Incentive Plan in the event that he achieves certain performance goals. Payment of this bonus was guaranteed for the first year of Mr. Smith's employment with the Company, provided that the Company achieved certain targets. As of February 28, 2001, $294,564 of this bonus has been paid to Mr. Smith. In addition, the Company agreed to pay a special cash bonus to Mr. Smith of $100,000, payable in four $25,000 installments during his first 4 quarters of employment with the Company. As of February 28, 2001, $75,000 of this bonus has been paid. In April 2000, as part of his employment agreement, the Company made available to Mr. Smith certain relocation benefits, including a loan of up to $4.5 million at a fixed annual interest rate of 7% towards the purchase of a home in the San Francisco Bay Area. Three percent of the annualized interest will be paid in monthly installments and the remaining 4% will accrue for up to five years. The principal and interest are due and payable on the 5-year anniversary of the loan, but may become due earlier under certain circumstances. No amount has been loaned to date. In addition, the Company has agreed to pay Mr. Smith a net cash bonus of $17,500 per quarter over 20 quarters following his relocation to the Bay Area. Payment of these amounts is contingent upon Mr. Smith's continued employment with the Company. No amounts related to this cash bonus have been paid to date.

Severance Agreements

In August 1999, in connection with the commencement of his employment with the Company, the Company loaned former Co-President Barry Wright $809,890 pursuant to a full recourse promissory note which bears interest at 6% per annum, compounded annually. The note is due and payable on June 1, 2001. As of February 28, 2001, $163,000 (less withholdings) has been paid on the loan. Also in connection with the commencement of his employment, the Company entered into a five-year cash bonus agreement with Mr. Wright. Mr. Wright received a cash bonus of $38,000 on June 1, 2000. This payment was remitted to the Company to offset Mr. Wright's obligations under the promissory note. This cash bonus agreement was terminated in connection with Mr. Wright's severance agreement. In April 2000, the Company entered into a severance agreement with Mr. Wright which provides for the continuation of Mr. Wright's monthly base pay and benefits through his termination date in exchange for his continued provision of certain advisory services to the Company. In addition, Mr. Wright's severance agreement provided for the payment of a cash bonus of $125,000 on June 1, 2000. This payment was remitted to the Company to offset Mr. Wright's obligations under the promissory note. Mr. Wright's severance agreement also provided for the payment of a milestone bonus due to Mr. Wright under the terms of his offer letter with the Company.

In addition to the severance agreement described above, during 2000, the Company entered into severance agreements with former executive officers Deborah E. Barber and William H. Delevati. As they continued to provide certain advisory services as employees of the Company, they received monthly base pay and benefits through their termination dates.

                            EXECUTIVE COMPENSATION

The following table presents compensation paid by the Company for services rendered during fiscal years 2000, 1999 and 1998 for (i) all individuals serving as the Company's Chief Executive Officer (CEO) during the last completed fiscal year, regardless of compensation level, (ii) the three most highly compensated executive officers (other than the CEO) serving at the end of the last fiscal year whose salary plus bonus exceeded $100,000 in fiscal 2000 and (iii) two former executive officers who would have been included in the category described in subsection (ii) had they still been executive officers of the Company at the end of fiscal 2000 (the group of seven individuals collectively referred to hereinafter as the "Named Executive Officers"). The information set forth below is for fiscal years ended December 31.

                          Summary Compensation Table

                                                              Long-Term
                                                             Compensation
                                     Annual Compensation        Awards
                                  -------------------------- ------------
                                                              Securities   All Other
                                                     Other    Underlying  Compensation
Name and Principal Position  Year  Salary   Bonus     (1)      Options        (2)
---------------------------  ----  ------  -------- -------- ------------ ------------
Beatriz V. Infante (3)...    2000 $440,342 $174,688      --    400,000       $5,100
 Chairman, President, and
  Chief                      1999 $354,550 $296,771      --    150,000       $4,800
 Executive Officer           1998 $ 69,027 $ 40,833      --    100,000          --

James R. Carreker (4)....    2000 $333,679 $150,833      --     75,000       $5,088
 Former Chairman and
  Chief                      1999 $304,512 $258,641      --    100,000       $4,800
 Executive Officer           1998 $299,363 $119,475      --     50,000       $4,800

Gary E. Barnett (5)......    2000 $270,942 $ 81,310      --    145,000          --
 Executive Vice
  President, eCRM            1999 $179,272 $ 53,006      --     52,000          --
 Applications, and Chief     1998 $163,445 $ 29,501      --     20,000       $  962
 Technical Officer

Rod Butters (6)..........    2000 $281,455 $ 88,827      --    165,000       $5,100
 Executive Vice
  President, Product         1999 $208,227 $ 44,124      --     25,000       $5,000
 Strategy and Portal
  Platform, and              1998 $ 13,621      --       --     40,000          --
 Chief Strategy Officer

Gary L. Smith (7)........    2000 $296,098 $367,564 $137,721   420,000       $5,100
 Chief Operating Officer     1999      --       --       --        --           --
                             1998      --       --       --        --           --

Kevin T. Parker (8)......    2000 $287,514 $136,023      --     60,000       $3,654
 Former Senior Vice
  President,                 1999 $104,364 $ 41,984      --    100,000          --
 Finance and Chief
  Financial Officer          1998      --       --       --        --           --

Barry Wright (9).........    2000 $178,875 $300,303      --     50,000       $5,100
 Former Co-President         1999 $177,465 $379,259      --    150,000       $1,521
                             1998      --       --       --        --           --

--------
(1) The amount in this column consists of $74,708 in compensation paid by the Company to Mr. Smith in 2000 for relocation-related benefits, $17,027 in transportation-related benefits and $45,986 in amounts reimbursed during 2001 for the payment of taxes for 2000.

(2) The amounts in this column consist of matching contributions made by the Company to individual 401(k) savings accounts.

(3) Ms. Infante joined the Company on October 5, 1998. The amounts included in 1998 reflect retroactive pay adjustments effected in 1999. Ms. Infante was elected Chief Executive Officer effective April 2000 and Chairman effective January 2001.

(4) Mr. Carreker resigned as Chief Executive Officer of the Company in April 2000 and remained as Chairman and an employee of the Company until his resignation on January 26, 2001.

(5) Mr. Barnett joined the Company on October 21, 1996. Mr. Barnett became an executive officer on April 6, 2000.

(6) Mr. Butters joined the Company on December 2, 1998. Mr. Butters became an executive officer on April 6, 2000.

(7) Mr. Smith joined the Company on April 10, 2000.

(8) Mr. Parker joined the Company on October 15, 1999. Mr. Parker resigned as an employee of the Company on October 16, 2000.

(9) In April 2000, Mr. Wright transitioned from being an executive officer to being a non-executive officer. Mr. Wright provided certain advisory services until June 2, 2000, at which time he ceased being an employee of the Company.

                             Option Grants in 2000

The Company's 1999 Equity Incentive Plan and 1996 Employee Stock Option Plan provide for the grant of options to executive officers of the Company. Options granted to Named Executive Officers under the 1999 Equity Incentive Plan were incentive stock options to the extent allowable under Section 422 of the Internal Revenue Code and were otherwise nonstatutory stock options, while all options granted under the 1996 Employee Stock Option Plan were nonstatutory stock options. The options were granted at a price equal to the fair market value of the Company's common stock on the date of grant. Such options typically expire ten years from the date of grant. The following table presents stock option grants made during 2000 to the Named Executive Officers.


                                         Individual Grants
                         --------------------------------------------------
                                                                             Potential Realizable
                                                                               Value at Assumed
                          Number of                                         Annual Rates of Stock
                         Securities    % of Total                              Appreciation for
                         Underlying  Options Granted Exercise or               Option Term (3)
                           Options   to Employees in Base Price  Expiration ----------------------
          Name           Granted (1) Fiscal Year (2)  Per Share     Date        5%         10%
          ----           ----------- --------------- ----------- ---------- ---------- -----------
Beatriz. V. Infante.....    90,000         1.3%        $45.88    01/13/2010 $2,596,549 $ 6,580,164
                           160,000         2.3%        $32.13    04/06/2010 $3,232,518 $ 8,191,836
                           150,000         2.1%        $10.75    12/14/2010 $1,014,093 $ 2,569,910

James R. Carreker.......    75,000         1.0%        $45.88    01/13/2010 $2,163,791 $ 5,483,470

Gary E. Barnett.........    20,000         0.3%        $45.88    01/13/2010 $  577,011 $ 1,462,259
                            25,000         0.4%        $18.50    07/27/2010 $  290,864 $   737,106
                           100,000         1.4%        $10.75    12/14/2010 $  676,062 $ 1,713,273

Rod Butters.............    25,000         0.4%        $45.88    01/13/2010 $  721,264 $ 1,827,823
                            50,000         0.7%        $18.50    07/27/2010 $  581,728 $ 1,474,212
                            90,000         1.3%        $10.75    12/14/2010 $  608,456 $ 1,541,946

Gary L. Smith...........   250,000         3.5%        $33.69    04/10/2010 $5,296,472 $13,422,300
                            50,000         0.7%        $18.50    07/27/2010 $  581,728 $ 1,474,212
                           120,000         1.7%        $17.25    11/06/2010 $1,301,812 $ 3,299,047

Kevin T. Parker.........    10,000         0.1%        $45.88    01/13/2010 $  288,505 $   731,129
                            50,000         0.7%        $18.50    07/27/2010 $  581,728 $ 1,474,212

Barry Wright............    50,000         0.7%        $45.88    01/13/2010 $1,442,527 $ 3,655,647

--------
(1) Options become exercisable at the rate of 25% on the first anniversary of the grant date, and 2.0833% each month thereafter.

(2) The Company granted options representing 7,085,476 shares to employees and non-employee directors in 2000.

(3) The 5% and the 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future common stock price.

                    Aggregated Option Exercises in 2000 and
                        December 31, 2000 Option Values

The following table presents information on stock options exercised during 2000 and the value of all stock options held on December 31, 2000, for the Named Executive Officers.

                                                        Number of
                                                  Securities Underlying     Value of Unexercised
                                                 Unexercised Options at    In-the-Money Options at
                           Shares      Value        December 31, 2000       December 31, 2000 (2)
                          Acquired    Realized  ------------------------- -------------------------
Name                     on Exercise    (1)     Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ---------- ----------- ------------- ----------- -------------
Beatriz V. Infante......      --            --    129,686      520,314          --         --

James R. Carreker.......      --            --    665,102      134,898     $762,480        --

Gary E. Barnett.........   19,749    $  777,844    28,334      168,917          --         --

Rod Butters.............      --            --     42,083      187,917          --         --

Gary L. Smith...........      --            --        --       420,000          --         --

Kevin T. Parker.........      --            --        --           --           --         --

Barry Wright............   37,500    $1,195,344       --           --           --         --

--------
(1) The amount shown represents the difference between the fair market value of the shares on the date of exercise and the exercise price of the option.

(2) With the exception of 160,000 of Mr. Carreker's total exercisable options, all options held at December 31, 2000 by the Named Executive Officers have exercise prices in excess of the closing sale price of the Company's common stock as reported on the Nasdaq National Market on December 29, 2000, $8.0468 per share.

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee report and the Company stock price performance graph shall not be incorporated by reference into any such filings.

                         COMPENSATION COMMITTEE REPORT

The Company's compensation for executive officers is determined by the Compensation Committee. The Compensation Committee is composed of two non-employee directors intended to qualify as "outside directors" under Section 162(m) of the Code and employs independent authorities on executive compensation to assist them in determining appropriate executive pay. The Compensation Committee meets on a scheduled basis to evaluate the effectiveness of the program strategy as well as current and proposed fiscal year Company performance and executive pay. Additionally, the Compensation Committee is routinely consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has significantly changed. During 2000, the Compensation Committee met on thirteen occasions.

The objective of the Company's executive compensation program is to align executive compensation with the Company's long- and short-term business objectives and performance. In the high technology marketplace where the Company competes for executive talent, it is imperative that executive compensation enables the Company to attract, retain and motivate qualified executives able to contribute to the long-term business success of the Company. The following specific strategies are used to guide the Company's executive compensation decisions:

  . Key Stakeholder Alignment. Executive compensation is designed to align management's interests with shareholders' interests and the creation of shareholder value.

  . Risk and Reward. A significant portion of an executive's compensation is tied to his or her performance and contributions to the success of the Company.

  . Pay for Performance. The achievement of higher levels of performance is rewarded by higher levels of compensation. Similarly, performance below minimum expectations may result in low or no variable compensation to the executives.

  . Compensate Competitively. The Company regularly compares its compensation programs to those of other companies of comparable size within similar industries to place target pay substantially at market.

The Compensation Committee meets with the CEO and the Senior Vice President, Human Resources to consider potential long-term executive compensation and to propose specific compensation plans for the next fiscal year. They evaluate current executive compensation from independent market surveys supplied by independent human resource consultants, and evaluate the performance of individual executives. The Compensation Committee also independently reviews the individual performance of the CEO based upon the data and the Compensation Committee's evaluation of the CEO's performance and expected future contributions in leading the Company and recommends appropriate compensation actions to be approved by the full Board of Directors of Aspect.

During 2000, the Company's executive compensation program included these key elements:

  . Base Salary. The Company established the base salaries of its executive officers based on competitive market practices derived from comparisons with companies of similar size in similar industries. The approach is to target base salary levels around the 50th percentile of such data. Actual pay decisions are based on performance, responsibility, future potential and experience of the individual executive. The Compensation Committee exercised its judgment based on all the factors described. No specific formula was applied to determine the value of each criterion, and, once established, base salary does not vary with the Company's performance.

  . Cash-Based Incentives. During 2000, Company executive officers participated in a cash incentive program under which payment was contingent upon the achievement of specific Company-wide goals based on operating results and revenue performance. Cash-based incentives are designed to range from no bonus payment when performance is below established targets to bonus amounts somewhat above market levels when performance is well above established targets.

  . Equity-Based Incentives. Each year, the Compensation Committee considers the grant of stock options to executives. The Compensation Committee believes that stock options provide added incentive for executives to influence the strategic direction of the Company and to create and grow value for customers, shareholders and employees. Options are granted at exercise prices equal to the stock's fair market value at the time of grant and, typically, have four-year vesting periods to encourage retention. The number of stock options that are granted to individual executives is based on demonstrated sustained performance and independent survey data reflecting competitive stock option practices.

CEO Compensation

On April 16, 2000, Beatriz Infante's base salary was raised to $450,000 to reflect her promotion from Co-President to President and CEO. Ms. Infante's increased salary reflects her increased responsibilities within the Company and is competitive with salaries being paid to the CEO's of comparably sized software companies. The Compensation Committee determined that Ms. Infante earned $174,688 for her contributions to the Company as Co-President and CEO, as cash-based incentives for fiscal 2000.

James Carreker's (the Company's retiring CEO) base salary of $400,000 for 2000, was based on competitive market rates and the Compensation Committee's review of his past performance. On April 16, 2000, Mr. Carreker's salary was reduced to $350,000 which reflected his continued role as an employee and Chairman of the Company's Board. The Compensation Committee determined that Mr. Carreker earned $150,833, as cash-based incentives for fiscal 2000. Mr. Carreker resigned from the Company and his role as Chairman of the Company's Board of Directors in January 2001.

Executive Compensation

As described in Proposal No. 3, the Compensation Committee has also implemented the Incentive Plan. The Compensation Committee will continue to monitor the issue of deductibility of compensation payments.

COMPENSATION COMMITTEE

Debra J. Engel (Chair)
Norman A. Fogelsong

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2000, the Compensation Committee consisted of directors Engel and Fogelsong. Neither of these persons has ever been an officer or employee of the Company or any of its subsidiaries, nor were there any Compensation Committee interlocks or other relationships during 2000 requiring disclosure under Item 402(j) of Regulation S-K of the Securities and Exchange Commission.

                            AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, a copy of which is attached as Appendix A, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year, the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer, controller and independent auditors prior to public release. The Audit Committee recommends to the Board of Directors, subject to shareholder approval, the selection of the Company's independent auditors.

Management is responsible for the Company's internal controls. The Company's independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee has general oversight responsibility with respect to the Company's financial reporting, and reviews the results and scope of the audit and other services provided by the Company's independent auditors.

In this context, the Audit Committee has met and held discussions with management and the Company's independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company's independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Company's independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors' their independence and satisfied itself as to the auditors' independence.

Based upon the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

Finally, the Audit Committee believes that each of the members of the Audit Committee is "independent" within the meaning of Rule 4200 of the National Association of Securities Dealers, Inc.

AUDIT COMMITTEE

Christopher B. Paisley (Chair)
Norman A. Fogelsong
John W. Peth

                                 AUDITOR FEES

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP and their respective affiliates (collectively, "D&T") for professional services rendered for the audit of the Company's annual consolidated financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $527,154.

Financial Information Systems Design and Implementation Fees

The Company did not engage D&T for professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

All Other Fees

The aggregate fees billed by D&T for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for the fiscal year ended December 31, 2000 were $100,854.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal auditor's independence and believes such services are compatible with maintaining the auditor's independence.

                        COMPANY STOCK PRICE PERFORMANCE

The following graph compares cumulative total shareholder returns for the Company during the preceding five years to the JP Morgan H&Q Technology Index, the Nasdaq Stock Market US Index, the S&P 500 Index and the S&P High Technology Composite Index.

Beginning this year, the Company has decided to change the indices against which it compares its cumulative shareholder returns from the S&P 500 Index and the S&P High Technology Composite Index to the JP Morgan H&Q Technology Index (JP Morgan Index) and the Nasdaq Stock Market U.S. Index (Nasdaq Index). The Company believes that the companies included in the JP Morgan Index and Nasdaq Index are more comparable to the Company than those included in the indices we have used historically and that the comparison of the Company's cumulative shareholder returns to these new indices will more accurately reflect the Company's performance as compared to similarly situated companies.

          COMPARISON OF CUMULATIVE TOTAL RETURN* SINCE DECEMBER 1995
  Aspect Communications Corporation, the JP Morgan H&Q Technology Index, the Nasdaq Stock Market US Index, the S&P 500 Index and the S&P High Technology
                               Composite Index.

                                    [GRAPH]

                          12/31/95 12/31/96 12/31/97 12/31/98 12/31/99 12/31/00
                          -------- -------- -------- -------- -------- --------
Aspect Communications
 Corporation............    100      190      125      103      234       48
JP Morgan H&Q Technology
 Index..................    100      124      146      227      506      327
Nasdaq Stock Market US
 Index..................    100      123      151      213      395      238
S&P High Technology
 Composite Index........    100      142      179      309      542      325
S&P 500 Index...........    100      123      164      211      255      232

--------
* Assumes that the value of the investment in Aspect Communications Corporation common stock and each index was $100 on December 31, 1995, and that all dividends were reinvested.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

To the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all
Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were satisfied.

                         STOCK OPTION PLAN INFORMATION

The Company maintains three stock option plans: the 1999 Equity Incentive Plan (1999 Plan), the 1996 Employee Stock Option Plan (1996 Plan) and the 1998 Directors' Stock Option Plan (Directors' Plan). Executive officers are eligible to receive grants under the 1999 Plan and under the 1996 Plan, as amended in July 2000. Options granted under the 1999 Plan are usually granted as incentive stock options to the extent allowable under Section 422 of the Internal Revenue Code, with the remaining options being nonstatutory stock options, while all options granted under the 1996 Plan and the Directors' Plan are nonstatutory stock options. In addition, the Company assumed stock option plans and options granted thereunder in connection with its acquisitions of Commerce Soft, Inc., Voicetek Corporation and PakNetX Corporation. No further grants have been made under the assumed plans since their assumption.

The terms of the 1999 Plan require that options be granted at a price not less than 100% of fair market value of the Company's stock on the date of grant. The 1996 Plan provides that the exercise price will be determined by the plan administrator. Options are typically granted with a four-year vesting schedule and typically expire 30 days after the optionee's termination date or seven to ten years after the grant date, whichever is sooner. The maximum number of shares that may be granted to any individual during a fiscal year, under the 1999 Plan or the 1996 Plan, is 500,000 shares, subject to adjustment for stock splits.

In July 2000, the Company's Board of Directors amended the 1996 Plan to allow for the grant of options and restricted stock to employees at a price less than 100% of fair market value of the Company's stock on the date of grant. To date, no options have been granted below fair market value but the company has granted restricted stock at prices below fair market value on the date of grant. In July 2000, the Company granted 165,000 shares of restricted stock to certain employees below fair market value. If an employee terminates before the third anniversary of the grant date, that employee's restricted common shares are subject to forfeiture. As of December 31, 2000, 13,000 shares were forfeited.

In May, July and December 2000, the Board of Directors authorized share increases of 1,500,000, 1,000,000 and 2,000,000 shares, respectively, to the shares available under the 1996 Plan. As of February 28, 2001, 1,500,000, 11,550,000 and 300,000 shares were reserved for issuance and 257,500, 1,279,970 and 222,000 were available for grant under the 1999 Plan, the 1996 Plan and the Directors' Plan, respectively.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Proposals by shareholders of the Company that are intended to be presented by such shareholders at the Company's 2002 Annual Meeting of Shareholders must be received by the Company no later than December 6, 2001, in order that they may be included in the proxy statement and form of proxy relating to that meeting. If the Company is not notified of a shareholder proposal by February 20, 2002, then the proxies held by management of the Company provide discretionary authority to vote against such shareholder proposal, even though such proposal is not discussed in the proxy statement.

                                 OTHER MATTERS

The Company knows of no other matters to be submitted to shareholders at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS
ASPECT COMMUNICATIONS CORPORATION

April 6, 2001

                                                                     APPENDIX A

                            AUDIT COMMITTEE CHARTER

Purpose

The purpose of the Audit Committee established pursuant to this charter will be to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of Aspect Communications (the "Company"), to provide to the Board of Directors (the "Board") the results of its examinations and recommendations derived there from, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, to supervise the financial function of the Company (which will include, among other matters, the Company's investment activities) and to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require Board attention.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time-to-time prescribe.

Charter Review

The Audit Committee will review and reassess the adequacy of this charter at least once per year, which will include the appointment of a Chairman of the Audit Committee. This review is initially intended to be conducted at the first Audit Committee meeting following the company's Annual Meeting of Stockholders, but may be conducted at any time the Audit Committee desires to do so. Additionally, to the extent and in the manner that the Company is legally required to do by the rules of the Securities and Exchange Commission (the "SEC"), this charter (as then constituted) shall be publicly filed.

Membership

The Audit Committee must be comprised of at least three members of the Board. Such members will be elected and serve at the pleasure of the Board. The members of the Audit Committee will not be employees of the Company. Each member of the Audit Committee shall be an independent director to the extent required by Rule 4310 and Rule 4460 of the National Association of Securities Dealers, Inc. ("NASD").

Further, each member of the Audit committee must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement, or must become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. Additionally, at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Notwithstanding the foregoing, one director who is not independent, as defined in the NASD Rules, and who is not a current employee or an immediate family member of such employee, may be appointed to the Audit Committee, if the board, under exceptional and limited circumstances, determines that membership on the Audit Committee by the individual is required by the best interests of the Company and its stockholders, and the Board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

Meetings

The Audit Committee will meet separately with the Principal Executive Officer annually, and separately with the Principal Financial Officer of the Company, at least 4 times per year, to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company upon the completion of the annual audit, and at such other times as it deems appropriate, to review the independent auditors' examination and management report.

At each of its meetings, to the extent appropriate based on the point in time of the meeting during the Company's fiscal year, the Audit Committee shall take such actions as may be necessary or desirable to carry out its responsibilities (as set forth below).

Responsibilities

The responsibilities of the Audit Committee shall include:

 1. Nominating the independent auditors for annual approval by the Board and ratification by the stockholders;

 2. Reviewing the plan for the audit and related services at least annually;

 3. Reviewing audit results and annual interim financial statements;

 4. Ensuring the receipt of, and reviewing, a written statement from the Company's auditors delineating all relationships between the auditor and the Company, consistent with Independent Standards Board Standard 1;

 5. Reviewing and actively discussing with the Company's auditors any disclosed relationship or service that may impact the objectivity and independence of the auditor;

 6. Taking, or recommending that the Board take, appropriate action to oversee the independence of the outside auditor;

 7. Overseeing the adequacy of the Company's system of internal accounting controls, including obtaining from the independent auditors management letters or summaries on such internal accounting controls, and overseeing the effectiveness of the internal audit function (when applicable);

 8. Overseeing the Company's compliance with the Foreign Corrupt Practices
    Act;

 9. Overseeing the Company's compliance with SEC requirements for disclosure of auditor's services and Audit Committee members and activities; and

10. Overseeing the Company's financial function, which may include the adoption from time-to-time of a policy with regard to the investment of the Company's Assets. This includes approving the investment policy and any proposed changes as well as reviewing the results of such activities on a regular basis.

In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board delegates to it.

Finally, the Audit Committee shall ensure that the Company's auditors understand both (i) their ultimate accountability to the Board and the Audit Committee, as representatives of the Company's stockholders, and (ii) the Board's and the Audit Committee's ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Company's independent auditors (or to nominate the outside auditor to be proposed for stockholder approval in any proxy statement).

Reports

The Chairman of the Audit Committee will provide an update from the Audit Committee of its summaries of recommendations to the Board subsequent to each meeting. To the extent required, the Audit Committee will also prepare and sign a Report of the Audit Committee for inclusion in the Company's proxy statement for its Annual Meeting of Stockholders.

Charter Reviewed and Approved by the Audit Committee of Aspect Communications:

Christopher B. Paisley (Chair)
Norman A. Fogelsong
John W. Peth

                       ASPECT COMMUNICATIONS CORPORATION
                    ANNUAL FINANCIAL REPORT TO SHAREHOLDERS

                     SELECTED CONSOLIDATED FINANCIAL DATA

                               2000       1999       1998      1997      1996
                             --------   --------   --------  --------  --------
                             (in thousands, except per share and employee
YEARS ENDED DECEMBER 31,(a)                     data)
Net revenues...............  $590,521   $489,112   $512,316  $390,642  $308,703
Gross margin...............   306,296    245,943    284,132   221,669   174,781
  (% of net revenues)......        52%        50%        55%       57%       57%
Research and development...   109,427     86,890     67,877    45,723    34,585
  (% of net revenues)......        18%        18%        13%       12%       11%
Selling, general and
 administrative............   235,390    199,050    150,118   104,431    82,478
  (% of net revenues)......        40%        40%        29%       27%       27%
Income (loss) from
 operations................   (43,539)   (39,997)    56,238    52,605    57,718
  (% of net revenues)......        (7%)       (8%)       11%       13%       19%
Net income (loss)..........  $(35,321)  $(28,851)  $ 32,490  $ 35,182  $ 37,633
  (% of net revenues)......        (6%)       (6%)        6%        9%       12%
Earnings (loss) per share:
  Basic....................  $  (0.69)  $  (0.60)  $   0.64  $   0.71  $   0.86
  Diluted..................  $  (0.69)  $  (0.60)  $   0.61  $   0.67  $   0.75
  Pro forma diluted(b).....  $  (0.40)  $  (0.29)  $   1.01  $   1.05  $   0.77

AS OF DECEMBER 31,
Cash, cash equivalents,
 short-term investments,
 and marketable equity
 securities................  $180,958   $338,805   $196,111  $146,216  $115,797
Working capital............   188,380    313,262    258,177   169,814   140,079
Total assets...............   635,498    636,212    560,659   370,343   283,093
Long-term debt(c)..........   173,893    163,107    153,744     6,531     4,500
Shareholders' equity(c)....  $283,525   $331,199   $298,157  $267,795  $219,448
Shares outstanding(c)......    51,125     49,462     49,309    49,997    48,807
Capital spending...........  $ 66,584   $ 33,292   $ 28,884  $ 24,922  $ 33,210
Regular full-time
 employees.................     2,740      2,360      2,280     1,610     1,330

--------
(a) In February 2000, Aspect acquired PakNetX Corporation. The transaction was accounted for as a purchase, and a charge of $5 million, or $0.10 per share on a diluted basis, was recorded for purchased in-process technology. During 2000, Aspect recorded a gain on the sale of appreciated equity securities of $20 million, or $0.39 per share on a diluted basis.

  In May 1998, Aspect acquired Voicetek Corporation. The transaction was accounted for as a purchase, and a charge of $10 million, or $0.19 per share on a diluted basis, was recorded for purchased in-process technology. In February 1998, Aspect entered into a litigation settlement and patent cross-license agreement with Lucent Technologies Inc. The transaction resulted in a charge in fiscal 1997 of $14 million, or $0.17 per share on a diluted basis.

  In September 1997, Aspect acquired CommerceSoft Inc. The transaction was accounted for as a purchase, and a charge of $5 million, or $0.09 per share on a diluted basis, was recorded for purchased in-process technology. During 1997, Aspect recorded a gain on the sale of appreciated equity securities of $2 million, or $0.02 per share on a diluted basis.

    During 1996, Aspect acquired Envoy Holdings Limited and Prospect Software, Inc. The transactions were accounted for as pooling of interests.

(b) Pro forma diluted earnings per share has been adjusted for non-recurring charges for purchased in-process technology, stock-based compensation, amortization of intangible assets purchased in connection with acquisitions, gains on sales of appreciated equity securities and the settlement with Lucent Technologies Inc.

(c) Long-term debt includes the 1998 convertible subordinated debentures and the capital lease obligation.

    In August 1998, Aspect completed a private placement of approximately $150 million ($490 million principal amount at maturity) of zero coupon convertible subordinated debentures due 2018.

    In October 1996, Aspect converted a previously issued $55 million of convertible subordinated debentures into approximately 6 million shares of common stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The matters discussed in this report including, but not limited to, statements relating to expansion of service infrastructure, anticipated spending levels for capital equipment in research and development, and selling, general and administrative expenses, anticipated service margins, adoption of SFAS No. 133, adequacy of our financial resources to meet currently anticipated cash flow requirements for the next twelve months, lack of significant changes in financial market risk exposures to the Company, and general economic conditions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended; Section 21E of the Securities and Exchange Act of 1934, as amended; and the Private Securities Litigation Reform Act of 1995; and are made under the safe-harbor provisions thereof. Such forward-looking statements, which may be identified by phrases such as "we anticipate," "we believe," and "on a forward-looking basis," are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Specific factors that may cause actual revenue and earnings per share results to differ include the significant percentage of Aspect's quarterly sales consummated in the last few days of the quarter, making financial predictions especially difficult and raising a substantial risk of variance in actual results; fluctuations in our North American and International business levels and/or economic conditions; the hiring and retention of key employees; changes in product line revenues; insufficient, excess, or obsolete inventory and variations in valuation; and foreign exchange rate fluctuations. For a discussion of additional risks, see "Business Environment and Risk Factors" below. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Aspect undertakes no obligation to publicly release any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

Background

Aspect Communications Corporation (Aspect or the Company) is the leading provider of customer relationship portals, contact servers for managing dynamic customer contact transactions across wired and wireless communication channels. The Aspect Customer Relationship Portal allows businesses to manage customer contacts dynamically and turn them into relationships, opportunities and customer loyalty. The Aspect Customer Relationship Portal synchronizes all customer contact points, including live and self-service, with demonstrated customer return on investment. Aspect's leadership in electronic customer relationship management (eCRM) solutions is based on more than 15 years of experience and over 7,600 implementations deployed worldwide. Aspect powers approximately 78 percent of the Fortune 50. Aspect was incorporated on August 16, 1985 in California, and is headquartered in San Jose, California, with offices in major cities around the world.

In February 2001, the Company announced that as part of its continuing effort to better optimize operations, the workforce would be reduced by 6% and selected facilities will be consolidated. Aspect expects that the reduction will result in a one-time restructuring charge of $4 million to $6 million in the first quarter of 2001.

During 1999, the Company initiated a transformation of its business from a telecommunication equipment supplier to a provider of software solutions. The transformation included repackaging and repricing our products and services, developing and launching new software based products and services, changing our internal processes and systems, establishing key systems integration and technology partnerships, enhancing our senior management team, and retaining key employees. While the transformation is not complete, significant progress was made during FY2000. Remaining efforts are focused on completing the sales force transformation and enhancing the internal infrastructure.

In August 1998, Aspect completed a private placement of $150 million ($490 million principal amount at maturity) of zero coupon convertible subordinated debentures due 2018. The debentures are priced at a yield to maturity of 6% per annum and are convertible into Aspect common stock anytime prior to maturity at a conversion rate of 8.713 shares per $1,000 principal amount.

Acquisitions

On February 18, 2000, the Company acquired privately held PakNetX Corporation (PakNetX), an eBusiness software provider based in Salem, New Hampshire. The transaction enables Aspect to integrate multimedia-over-IP technology into its flagship customer relationship portal software and strengthen the Company's eCRM market position. The Company paid $55 million in cash for all the outstanding common and preferred shares and warrants of PakNetX. In addition, Aspect assumed the existing PakNetX stock option plan and converted PakNetX stock options into options to purchase 160,000 shares of Aspect common stock with a fair value of $10 million, and incurred transaction costs of $2 million. The transaction was accounted for as a purchase and resulted in a one-time charge of $5 million related to in-process technology that had not reached technological feasibility in the quarter ended March 31, 2000. The historical operations of PakNetX are not material to the financial position or results of operations of the Company.

In May 1998, Aspect acquired Voicetek Corporation (Voicetek), a leading supplier of interactive voice response (IVR) applications. The transaction was accounted for as a purchase. Aspect recorded a one-time charge of $10 million in 1998, or $0.19 per diluted share, for purchased in-process technology related to two development projects that had not reached technological feasibility, had no alternative future use, and for which successful development was uncertain.

Results of Operations

The following table sets forth statement of operations data for the three years ended December 31, 2000, expressed as a percentage of total revenues:

                                                              Years Ended
                                                              December 31,
                                                             ------------------
                                                             2000   1999   1998
                                                             ----   ----   ----
Net revenues:
  Product...................................................  57%    58%    67%
  Services..................................................  43     42     33
                                                             ---    ---    ---
    Total net revenues...................................... 100    100    100
                                                             ---    ---    ---
Cost of revenues:
  Cost of product revenues..................................  20     19     22
  Cost of services revenues.................................  28     31     23
                                                             ---    ---    ---
    Total cost of revenues..................................  48     50     45
                                                             ---    ---    ---
Gross margin................................................  52     50     55

Operating expenses:
  Research and development..................................  18     18     13
  Selling, general and administrative.......................  40     40     29
  Purchased in-process technology...........................   1      0      2
                                                             ---    ---    ---
    Total operating expenses................................  59     58     44
                                                             ---    ---    ---
Income (loss) from operations...............................  (7)    (8)    11
Interest and other income (expense), net....................   3      0      1
                                                             ---    ---    ---
Income (loss) before income taxes...........................  (4)    (8)    12
Benefit (provision) for income taxes........................  (2)     2     (6)
                                                             ---    ---    ---
Net income (loss)...........................................  (6)%   (6)%    6%
                                                             ===    ===    ===

Revenues

The Company markets its products in the United States largely through its direct sales force and internationally has a direct sales force supplemented through distribution partners in various countries. Net revenues outside of North America as a percentage of total net revenues over the periods presented were 31% in 2000, 34% in 1999, and 32% in 1998.

Net revenues increased 21% to $591 million in 2000 from $489 million in 1999, and 1999 revenues decreased by 5% from $512 million in 1998.

Product revenues increased by 18% to $335 million in 2000 from $282 million in 1999, and 1999 product revenues decreased by 18% from $343 million in 1998. Product revenues consist of both software license and platform (hardware) revenues. The increase in product revenues for 2000 was primarily due to the growth in software license revenues in North America and large hardware purchases from government customers. The decrease in 1999 related primarily to the decline in the growth of the Company's traditional business. Product revenues as a percentage of total revenues were 57%, 58% and 67% in 2000, 1999 and 1998, respectively. On a forward-looking basis, we anticipate that software license revenues will represent an increasing percentage of product revenues.

Services revenues increased 24% to $256 million in 2000 from $207 million in 1999, and 1999 services revenues increased 22% from $169 million in 1998. Service revenues consist primarily of maintenance and support revenues, consulting services, and educational fees. Growth in services revenues for both periods resulted primarily from the Company's business model transformation as mentioned above and increases in first year support revenues due to growth in the installed base and the institution of first year software support.

Gross Margins

Gross margin on product revenues was 65% in 2000, 67% in 1999, and 68% in 1998. The product gross margins are a blend of both license and platform margins. Cost of license revenues includes third party software royalties, product packaging, and documentation. Cost of platform revenues includes labor, materials, overhead, and other directly allocated costs involved in the manufacture and delivery of the products. The decrease in product margins from 1999 to 2000 was primarily due to the decline in platform margins from the lower overall volume of platform revenues. The decline in product margins from 1998 to 1999 was attributed to higher growth in fixed costs in proportion to the growth in product revenues during the first three quarters of 1999. The Company expects overall product margins to increase as the proportion of license revenues increase.

Gross margin on services revenues was 35% in 2000, 27% in 1999, and 29% in 1998. Cost of service revenues consists primarily of employee salaries and benefits, facilities, systems costs to support maintenance, consulting and education. The increase in services margins in 2000 was primarily due to growth in services revenues, while the costs associated with providing the related services, in particular costs associated with consulting services did not grow proportionately with service revenues. The decrease in services margins from 1998 to 1999 reflects pricing for services not growing proportionately with the costs associated with providing the related services. On a forward-looking basis, we anticipate that services margins will fluctuate from period to period due to fluctuations in services revenues (since many of the costs of providing services do not vary proportionately with related revenues) and ongoing efforts to expand services infrastructure.

Operating Expenses

Research and development (R&D) expenses relate to the development of new products, enhancements of existing products and quality assurance activities. These costs consist primarily of employee salaries and benefits, facilities, systems costs, and consulting expenses. R&D expenses increased 26% to $109 million in 2000 from $87 million in 1999, and 28% in 1999 from $68 million in 1998. R&D expenditures reflect our ongoing efforts to remain competitive through both new product development and expanding capabilities for existing products. The increases across the periods presented primarily reflect the impact of amortization of purchased intangible assets in connection with the acquisitions of PakNetX, Voicetek, and various intellectual property portfolios; and increases in outside services and overall salary expenses. As a percentage of net revenues, R&D expenses were 18% in 2000, 18% in 1999, and 13% in 1998. Excluding amortization of intangible assets, R&D expenses were $100 million in 2000, $83 million in 1999, and $65 million in 1998. As a percentage of net revenues, R&D expenses, excluding amortization of intangible assets, were 17% in 2000, 17% in 1999 and 13% in 1998. We anticipate, on a forward-looking basis, that such expenses in absolute dollars will remain relatively flat in 2001, although such expenses as a percentage of net revenues may fluctuate between periods.

Selling, general and administrative (SG&A) expenses consist primarily of employee salaries and benefits, commissions, facilities, systems costs and administrative support. SG&A increased 18% to $235 million in 2000 from $199 million in 1999, and 33% in 1999 from $150 million in 1998. The increases across the periods were primarily due to increases in direct sales headcount, sales training efforts, and sales support infrastructure. These increases were required primarily to support the transformation initiative. Additionally, the increase in SG&A expenses resulted from the impact of amortization of purchased intangible assets in connection with the PakNetX and Voicetek acquisitions. SG&A expenses as a percentage of net revenues were 40% in 2000, 41% in 1999, and 29% in 1998. Excluding amortization of intangible assets, SG&A expenses were $220 million in 2000, $188 million in 1999, and $141 million in 1998. As a percentage of net revenues, SG&A expenses, excluding amortization of intangible assets, were 37% in 2000, 38% in 1999, and 28% in 1998. We anticipate, on a forward-looking basis, that SG&A expenses will continue to increase in absolute dollars, although such expenses as a percentage of net revenues may fluctuate between periods.

Acquisition Related Expenses

Purchased in-process technology represented non-recurring charges of $5 million in 2000, or $0.10 per share on a diluted basis, related to the acquisition of PakNetX; and $10 million in 1998, or $0.19 per share on a diluted basis, related to the acquisition of Voicetek. The purchased in-process technology related to the development of Version 4.0 of PakNetX's integrated contact center solution that had not reached technological feasibility, and therefore successful development was uncertain. As of December 31, 2000, some components of this technology had been incorporated into Aspect products, while the remaining components are expected to reach technological feasibility in fiscal year 2001. Failure to successfully complete the remaining components of this project could result in impairment of the associated capitalized intangible assets and could require the Company to accelerate the time period over which the intangibles are being amortized, which could have a material adverse effect on the Company's business or operating results. At December 31, 2000, we incurred $3.5 million in the development of this technology.

Significant assumptions used to determine the value of in-process technology included: (i) projected net cash flows that the Company expected to result from development efforts; (ii) an estimate of the percentage completion of the project; and (iii) a discount rate of approximately 25%. As of December 31, 2000, no significant departures from the assumptions included in the valuation analysis had occurred.

Interest and Other Income/Expense

Interest and other income increased to $31 million in 2000 from $9 million in 1999, and increased in 1999 from $7 million in 1998. The increase in 2000 from 1999 resulted primarily from a pretax gain of $20 million on the sale of appreciated marketable equity securities. The increase in 1999 from 1998 was due to the increase in interest income from short-term investments.

Interest and other expense remained virtually unchanged in 2000 from 1999, and increased to $10 million in 1999 from $4 million in 1998. The increase in 1999 resulted primarily from the full year impact of interest expense associated with the issuance of $150 million of convertible subordinated debentures in August 1998.

Benefit (Provision) for Income Taxes

In 2000, the Company recorded an income tax provision at an effective tax rate of 56%, compared with an income tax benefit at 30% in 1999 and a provision at 45% in 1998. The tax rate in 2000 reflects a charge for the establishment of a full valuation allowance against the Company's deferred tax assets due to the uncertainty surrounding the eventual realization of the benefits of such assets. Additionally, the tax rates in all periods presented vary from the statutory rate of 35% due to nondeductible expenses related to acquisitions (primarily goodwill amortization) and research credits. The tax rates in 2000 and 1998 also reflect the tax effect of nondeductible purchased in-process technology charges from the acquisitions of PakNetX and Voicetek, respectively; and in 2000 and 1999, the tax rates reflect the tax effect of foreign losses on which no tax benefit can be realized.

Impact of SFAS 133

Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company will adopt SFAS No. 133 effective January 1, 2001. Management does not expect the adoption of SFAS No. 133 to have a significant impact on the consolidated financial position, results of operations, or cash flows of the Company.

Impact of SAB 101

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which summarizes certain views of the SEC staff in applying generally accepted accounting principles to revenue recognition in financial statements. Specifically, SAB No. 101 clarified delivery criteria, which affected the Company's revenue recognition policy. In the quarter ended December 31, 2000, the Company appropriately applied the provisions of SAB No. 101 effective as of the beginning of the fiscal year. The impact of adoption of SAB No. 101 in fiscal 2000 resulted in approximately $4 million of revenue being deferred to future periods.

Recent Developments

On February 27, 2001, Aspect announced that as part of its continuing effort to better optimize operations, the workforce would be reduced by 6% and selected facilities would be consolidated. Aspect expects that the reduction would result in a one-time restructuring charge of $4 million to $6 million in the first quarter of 2001.

Additionally, on March 20, 2001, Aspect announced revised revenue expectations for the quarter ending March 31, 2001. In that announcement, based on current forecasts, the Company estimated that revenue for the March quarter would be between $110 million and $115 million. The Company also announced that its pro forma loss from operations for the quarter, excluding the amortization of intangible assets, stock-based compensation and one-time charges relating to restructuring, was estimated to be between $37 million and $41 million. Based on this information, together with the related impact on the full fiscal year, the Company determined the need for a full valuation allowance against its deferred tax assets as of December 31, 2000 fiscal year end. The valuation allowance is described above in "Benefit (Provision) for Income Taxes" and detailed in Note 13 to the Company's consolidated financial statements.

Liquidity and Capital Resources

At December 31, 2000, the principal source of liquidity consisted of cash, cash equivalents, short-term investments, and marketable equity securities totaling $181 million, which represented 27% of total assets. The fair market value of the marketable equity securities was $10 million. These securities are available for sale at Aspect's discretion and are subject to market prices, which have historically fluctuated significantly.

The primary sources of cash during 2000 were net sales of short-term investments of $105 million, proceeds from the issuance of common stock under various stock plans of $39 million, and $3 million generated from operating activities. The primary uses of cash during 2000 were $67 million for the purchase of property and equipment, $55 million paid to acquire PakNetX and $25 million for repurchases of our common stock. We currently anticipate lower spending levels for capital equipment in 2001.

The primary sources of cash during 1999 were $86 million from operating activities, predominantly a result of significant net collections of accounts receivable, and proceeds from the issuance of common stock under various stock plans of $27 million. The primary uses of cash during 1999 were net purchases of short-term investments of $40 million, $22 million for repurchases of common stock, and $33 million for the purchase of property and equipment, primarily the purchase of computer software and hardware.

At December 31, 2000, outstanding borrowings totaled $174 million, and is comprised of $173 million in convertible debentures and $1 million in a capital lease (of which $500,000 is included in "other accrued liabilities" in the accompanying consolidated balance sheet.)

In August 2000, the Company's Board of Directors approved a stock repurchase program to acquire up to 5 million shares of its common stock. Through December 31, 2000, 1,350,000 shares have been repurchased at a weighted average price of $18.56 per share. All shares repurchased have been retired.

The Company is currently constructing a new facility and is committed to pay a minimum of an additional $16 million to complete construction of the new building.

On a forward-looking basis, cash, cash equivalents, short-term investments, and marketable equity securities will be sufficient to meet presently anticipated cash requirements during at least the next twelve months.

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. You should read the cautionary statements in this document, wherever they appear, as applying to all related forward-looking statements. Our actual results may differ materially from our projections due to, among other things, the occurrence of the risks described in detail below:

Business Environment Risks

Our Company's Business Focus Continues to Evolve: Historically, we have supplied the hardware, software, and associated support services for implementing call center solutions. Our shift to an enterprise software business model has required and will continue to require substantial change, potentially resulting in some disruption to our business. Our inability to successfully continue or complete this transition in a timely manner could materially affect our business, operating results, or financial condition. These changes may include the following:

  . Changes in management and technical personnel;

  . Modifications to the pricing and positioning of our products which could impact revenues and operating results;

  . Expanded or differing competition resulting from entry into the enterprise software market;

  . More revenues being deferred to future periods under software revenue recognition rules; and/or

  . An increased reliance on systems integrators to develop, deploy, and/or manage our applications.

Our Revenues Are Dependent on a Small Number of Products: Historically, sales and installations of a small number of our products accounted for a substantial portion of net revenues. Demand for our products could be adversely affected by not meeting customer specifications and/or by problems with system performance, system availability, installation or service delivery commitments, or market acceptance.

Our Market Is Intensely Competitive: The market for our products is intensely competitive, and competition is likely to intensify as companies in our industry consolidate to offer integrated solutions. Our principal competitors currently include companies in the eCRM market and companies that market traditional telephony products and services.

As the hardware requirements for a traditional call center diminish due to the emergence of the Internet, local area networks, and other factors, companies in these markets are merging and obtaining significant positions in the eCRM and traditional telephony products market. Many current and potential competitors, including Avaya Inc., Nortel Networks Corporation, Rockwell International Corporation, Alcatel SA, Siemens AG, Cisco Systems Inc., Siebel Systems Inc., and Oracle Corporation, have considerably greater resources, larger customer bases and broader international presence than Aspect. Consequently, the Company expects to encounter substantial competition from these and other sources.

We May Be Involved in Litigation: We may be involved in litigation for a variety of matters. Any claim brought against us would likely have a financial impact, both because of the effect on our common stock performance and because of the disruption, costs, and diversion of management attention such a claim would cause. In our industry, there has been extensive litigation regarding patents and other intellectual property rights, and we are periodically notified of such claims by third parties. In the past, we have been sued for alleged patent infringement.

Organizations in our industry may intend to use intellectual property litigation to generate revenues. In the future, claims asserting infringement of intellectual property rights may be asserted or prosecuted against us. Although we periodically negotiate with third parties to establish intellectual property license or cross-license agreements, like our patent cross-license agreement with Lucent Technologies, Inc., such negotiations may not yield a settlement.

Moreover, even if we negotiate license agreements with a third party, future disputes with such parties are possible. If we are unable to resolve an intellectual property dispute through a license, settlement, or successful litigation, we could be subject to damage assessments and be prevented from making, using, or selling certain products or services.

In the future, we could become involved in other types of litigation, such as shareholder lawsuits for alleged violations of securities laws, claims by employees, and product liability claims. Any litigation could result in substantial cost to us and diversion of our efforts.

Doing Business Internationally Involves Significant Risk: We market our products and services worldwide and anticipate entering additional countries in the future. If we fail to enter certain major international markets successfully, our competitive position could be impaired and we may be unable to compete on a global scale. The financial resources required to enter, establish, and grow new and existing international markets may be substantial, and international operations are subject to additional risks including:

  . The cost and timing of the multiple governmental approvals and product modifications required by many countries;

  . Market acceptance;

  . Exchange rate fluctuations;

  . Delays in market deregulation;

  . Difficulties in staffing and managing foreign subsidiary operations;
    and/or

  . Global economic climate considerations including potentially negative tax and foreign and domestic trade legislation which could result in the creation of trade barriers such as tariffs, duties, quotas, and other restrictions.

Regulatory Changes and Changes Made to Generally Accepted Accounting Practices Principles May Impact Our Business: The electronic communications industry in general is subject to a wide range of regulations throughout various markets and throughout various countries in which we currently operate or may wish to operate in the future. In addition, new products and services may involve entering into different or newly regulated areas. Changes in these environments may impact our business and could affect our ability to operate in certain markets or certain regions from time to time.

Required revisions to generally accepted accounting principles will require us to review our accounting and financial reporting procedures in order to ensure continued compliance with required policies. From time to time such changes may have a short-term impact in the reporting that we do, and these changes may impact market perception of our financial condition. A recent example that had no material impact for the year ended December 31, 2000, was the implementation of SFAS No. 133.

Technology Risks

Our Intellectual Property May Be Copied, Obtained, or Developed by Third
Parties: Our success depends in part upon our internally developed technology. Despite the precautions we take to protect our intellectual property, unauthorized third parties may copy or otherwise obtain and use our technology. In addition, third parties may develop similar technology independently. For example, in March 2000, Aspect initiated legal action for alleged trade secret violations and other intellectual property issues against eConvergent, Inc.

Technology Is Rapidly Changing: The market for our products and services is subject to rapid technological change and new product introductions. Current competitors or new market entrants may develop new, proprietary products with features that could adversely affect the competitive position of our products. We may not successfully anticipate market demand for new products or services, or introduce them in a timely manner.

The convergence of voice and data networks, and wired and wireless communications, could require substantial modification and customization of our current products and business models, as well as the introduction of new products. We may not be able to compete effectively in these markets. In addition, Aspect's products must readily integrate with major third-party security, telephony, front-office, and back-office systems. Any changes to these third-party systems could require us to redesign our products, and any such redesign might not be possible on a timely basis or achieve market acceptance.

Transaction Risks

Acquisitions and Investments May Be Difficult and Disruptive: We have made a number of acquisitions and have made minority equity investments in other companies. Acquisitions or investments we make may experience significant fluctuations in market value or may result in significant write-offs, the creation of goodwill, or the issuance of additional equity or debt securities. These acquisitions and investments can, therefore, be costly and disruptive, and we may be unable to successfully integrate a new business or technology into our business. We may continue to make such acquisitions and investments, and there are a number of risks that future transactions could entail. These risks include the inability to successfully integrate or commercialize acquired technologies or otherwise realize anticipated synergies or economies of scale on a timely basis; diversion of management attention; adverse impact on our annual effective tax rate; dilution of existing equity holders; disruption of our ongoing business; inability to assimilate and/or retain key technical and managerial personnel for both companies; inability to establish and maintain uniform standards, controls, procedures, and processes; potential legal liability for pre-acquisition activities; permanent impairment of our equity investments; governmental, regulatory, or competitive responses to the proposed transactions; and/or impairment of relationships with employees, vendors, and/or customers including, in particular, acquired original equipment manufacturer and value-added reseller relationships.

Operations/Performance Risks

Our Revenues and Operating Results Are Uncertain and May Fluctuate: Our revenues may fluctuate significantly from period to period. There are many reasons for this variability, including the shift in our focus from supplying telecommunications equipment to becoming a provider of contact server software, and associated software applications; reduced demand for some of our products and services; a limited number of large orders accounting for a significant portion of product revenues in any particular quarter; the timing of consulting projects and completion of project milestones; the size and timing of individual software license transactions; dependence on new customers for a significant percentage of product revenues; the ability of our sales force to achieve quarterly revenue objectives; fluctuations in the results of existing operations, recently acquired subsidiaries, or distributors of our products or services; seasonality and mix of products and services and channels of distribution; our ability to sell support agreements and subsequent renewal agreements for support of our products; our ability to develop and market new products and control costs; and/or changes in market growth rates for different products and services.

In addition, our products typically represent substantial capital commitments by customers, involving a potentially long sales cycle. As a result, customer purchase decisions may be significantly affected by a variety of factors including trends in capital spending. For example, a delay in awarding multi-million dollar government contracts had an impact on our business in the second quarter of 2000. Recent changes in general economic conditions may also result in many of our customers delaying and/or reducing their capital spending related to information systems.

We May Experience Difficulty Managing Our Growth and Related Changes: Growth may place a significant strain on our operational and financial systems. We are upgrading these systems and may experience substantial disruption and incur significant expenses and write-offs during these transitions. We must carefully manage accounts receivables to limit credit risk. We must also maintain inventories at levels consistent with product demand. Inaccurate data (for example, credit histories or supply/demand forecasts) could quickly result in excessive balances or insufficient reserves. Our recent sales force expansion (during the last two quarters of fiscal year 2000) resulted in higher operating expenses.

We May Experience Difficulty Expanding Our Distribution Channels: We have historically sold our products and services through our direct sales force and a limited number of distributors. Changes in customer preferences, the competitive environment, or other factors may require us to broaden original equipment manufacturer distribution channels, as well as expand third-party distributor, systems integrator, electronic, and other alternative distribution channels. We may not be successful in expanding these distribution channels.

We Are Dependent on Key Personnel: We depend on certain key management and technical personnel and on our ability to attract and retain highly qualified personnel in labor markets characterized by high turnover among, high demand for, and limited supply of, qualified people; and we have recently experienced increased levels of turnover among such personnel. We have recently undergone significant changes in senior management and technical personnel and may experience additional changes as a result of our shift from supplying telecommunications equipment to becoming a provider of contact server software, and associated software applications. Further, we have recently increased the size of our sales force. New personnel require extensive training and initially tend to be less productive than those with greater experience. Any delays or difficulties we encounter in recruiting, training, or retention could impair our ability to sell products and services, may be disruptive to our operations, and may make retention of highly qualified personnel increasingly challenging.

We Are Dependent on Third Parties: We subcontract substantial elements of our manufacturing and other support functions to third parties. We depend on certain critical components in the production of our products and services. Certain of these components are obtained only from a single supplier and only in limited quantities. In addition, some of our major suppliers use proprietary technology and software code that could require significant redesign of our products in the case of a change in vendor. Further, suppliers could discontinue their products, or modify them in manners incompatible with our current use, or use manufacturing processes and tools that could not be easily migrated to other vendors. We also subcontract various support functions to third parties. If any of these vendors experience difficulty meeting our requirements for components we may be unable to meet development or delivery commitments.

Our Operations Are Geographically Concentrated: Significant elements of our product development, manufacturing, information technology systems, corporate offices, and support functions are concentrated at a single location in the Silicon Valley area of California. We also concentrate engineering, administrative, and support functions and related infrastructure to support our international operations at our U.K. offices. In the event of a natural disaster, such as an earthquake or flood, or localized extended outages of critical utilities or transportation systems, we could experience a significant business interruption.

Financial/Capital Market Risks

We Are Exposed to Fluctuations in Foreign Currency Exchange Rates, Interest and Investment Income, Marketable Equity Securities, and Debt Interest Rate
Expense: We perform sensitivity analysis studies on portions of our foreign currency exchange rate exposure, and on our interest and investment income exposure to U.S. interest rates, both using a 10% threshold. We also evaluate our marketable equity securities portfolio against a 50% adverse change in price/value. Further, we evaluate the impact on the value of our zero coupon convertible subordinated debentures from a plus or minus 50-basis-point change and the effect this would have on our long-term debt. All of these factors, as well as combinations of these risks, could impact our financial performance. For further details, you should refer to the full detailed discussion in the "Quantitative and Qualitative Disclosures About Financial Market Risk" section.

The Prices of Our Common Stock and Convertible Subordinated Debentures Are
Volatile: We operate in a rapidly changing high-technology industry that exhibits significant stock market volatility. Accordingly, the price of our common stock and our convertible subordinated debentures may be subject to significant volatility. You cannot consider our past financial performance as a reliable indicator of performance for any future period, and should not use historical data to predict future results or trends. For any given quarter, a shortfall in our operating results from the levels expected by securities analysts or others could immediately and adversely affect the price of the convertible subordinated debentures and our common stock. If we do not learn of such shortfalls until late in a fiscal quarter, there could be an even more immediate and adverse effect on the price of the convertible subordinated debentures and our common stock. In addition, this volatility could be exacerbated by the relatively low trading volume of our common stock and debentures.

Our Debt and Debt Service Obligations Are Significant: We incurred $150 million of principal indebtedness ($490 million principal at maturity) from the sale of convertible subordinated debentures in August 1998. This debt resulted in a ratio of long-term debt to total shareholders' equity of approximately 61% at December 31, 2000. As a result of this sale, we have substantially increased our principal and interest obligations. The degree to which we are leveraged could materially and adversely affect our ability to obtain additional financing and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will depend on our future performance, which will be subject to financial, business, and other factors affecting our operations, many of which are beyond our control.

Quantitative and Qualitative Disclosures About Financial Market Risk

We are exposed to financial market risk from fluctuations in foreign currency exchange rates, interest rates, and stock prices of marketable equity securities. With the exception of the stock price volatility of our marketable equity securities, we manage our exposure to these and other risks through our regular operating and financing activities and, when appropriate, through our hedging activities. Our policy is not to use hedges or other derivative financial instruments for speculative purposes. We deal with a diversified group of major financial institutions to limit the risk of nonperformance by any one institution on any financial instrument. Separate from our financial hedging activities, material changes in foreign exchange rates, interest rates, and, to a lesser extent, commodity prices could cause significant changes in the costs to manufacture and deliver our products and in our customers' buying practices. We have not substantially changed our risk management practices during 2000 and do not currently anticipate significant changes in financial market risk exposures in the near future that would require us to change our risk management practices.

Foreign Currency Exchange: Revenues generated from international operations are generally denominated in foreign currencies. We enter into outright forward foreign exchange contracts to hedge against fluctuations of intercompany account balances. Market value gains and losses on these hedge contracts are substantially offset by fluctuations in the underlying balances being hedged, and the net financial impact has not been material in any of the three years presented. At December 31, 2000, our primary net foreign currency market exposures included Euros and British pounds. At December 31, 1999, our primary net foreign currency market exposures included British pounds, German marks, and Dutch guilders.

A sensitivity analysis assuming a hypothetical 10% movement in foreign exchange rates applied to our hedging contracts and underlying balances being hedged at December 31, 2000 and 1999, indicated that these market movements would not have a material effect on our business, operating results, or financial condition. Actual gains or losses in the future may differ materially from this analysis, depending on actual changes in the timing and amount of interest rate and foreign currency exchange rate movements and our actual balances and hedges. Foreign currency rate fluctuations can impact the U.S. dollar translation of our foreign operations in our consolidated financial statements. In 2000 and 1999, these fluctuations have not been material to our operating results.

Interest and Investment Income: Our interest and investment income is subject to changes in the general level of U.S. interest rates. Changes in U.S. interest rates affect the interest earned on our cash equivalents and short-term investments. A sensitivity analysis assuming a hypothetical 10% movement in interest rates applied to our investment balances at December 31, 2000 and 1999, indicated that such market movement would not have a material effect on our business, operating results, or financial condition. Actual gains or losses in the future may differ materially from this analysis, depending on our actual balances and changes in the timing and amount of interest rate movements.

Marketable Equity Securities: We are exposed to market price risks on our marketable equity securities. These investments are in publicly traded companies in the volatile high-technology and Internet software industry sectors. We do not attempt to reduce or eliminate our market exposure on these securities. A 50% adverse change in the equity price would result in an approximate $5 million decrease in the fair value of our marketable equity securities as of December 31, 2000 ($43 million decrease at December 31, 1999).

Debt and Interest Expense: The fair market value of our zero coupon convertible subordinated debentures is sensitive to changes in interest rates and to the prices of our common stock into which it can be converted. Because the yield to maturity on the debentures is fixed, our interest expense on the debt does not fluctuate with market rates. Based upon a hypothetical immediate 50-basis-point increase in interest rates at December 31, 2000, the market value of our fixed-rate long-term debt would decrease by approximately 0.4%. Conversely, a 50-basis-point decrease in interest rates at December 31, 2000, would result in an increase in the market value of our fixed-rate long-term debt outstanding of approximately 1.1%. Based upon a hypothetical immediate 50-basis-point increase in interest rates at December 31, 1999, the market value of our fixed-rate long-term debt would decrease by approximately 1.0%. Conversely, a 50-basis-point decrease in interest rates at December 31, 1999, would increase the market value of our fixed-rate long-term debt outstanding by approximately 1.0%. Actual gains or losses in the future may differ materially from this analysis, depending on changes in the timing and amount of interest rate movements. A sensitivity analysis assuming a hypothetical 10% movement in interest rates applied to our outstanding capital lease principal balance at December 31, 2000 (none in 1999), indicated that such market movement would not have a material effect on our business, operating results or financial condition.

                       ASPECT COMMUNICATIONS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                               December 31,
                                                             ------------------
                                                               2000      1999
                                                             --------  --------
                                                              (in thousands,
                                                               except share
                                                                 amounts)
                           Assets
                           ------
Current assets:
  Cash and cash equivalents................................. $ 84,544  $ 84,826
  Short-term investments....................................   86,869   167,840
  Marketable equity securities..............................    9,545    86,139
  Accounts receivable (net of allowance for doubtful
   accounts: $9,059 in 2000 and $7,180 in 1999) ............  135,243    77,138
  Inventories...............................................   19,940    16,636
  Other current assets......................................   26,925    17,475
                                                             --------  --------
    Total current assets....................................  363,066   450,054

Property and equipment, net.................................  108,780    79,397
Intangible assets, net......................................  146,394    98,711
Other assets................................................   17,258     8,050
                                                             --------  --------
    Total assets............................................ $635,498  $636,212
                                                             ========  ========

            Liabilities and Shareholders' Equity
            ------------------------------------
Current liabilities:
  Accounts payable.......................................... $ 33,553  $ 14,525
  Accrued compensation and related benefits.................   28,483    25,866
  Other accrued liabilities.................................   67,609    59,437
  Deferred revenue..........................................   45,041    36,964
                                                             --------  --------
    Total current liabilities...............................  174,686   136,792

Deferred taxes..............................................    3,394     5,114
Convertible subordinated debentures.........................  173,041   163,107
Capital lease obligations...................................      852       --
Commitments and contingencies (Note 11)
Shareholders' equity:
  Preferred stock, $.01 par value: 2,000,000 shares
   authorized, none outstanding.............................      --        --
  Common stock, $.01 par value: 100,000,000 shares
   authorized, shares outstanding: 51,125,114 in 2000 and
   49,462,303 in 1999 ......................................  190,947   155,277
  Deferred stock compensation...............................   (2,421)      --
  Accumulated other comprehensive income....................    2,726    48,328
  Retained earnings.........................................   92,273   127,594
                                                             --------  --------
    Total shareholders' equity..............................  283,525   331,199
                                                             --------  --------
    Total liabilities and shareholders' equity.............. $635,498  $636,212
                                                             ========  ========

                See Notes to Consolidated Financial Statements.

                       ASPECT COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  Years Ended December 31,
                                                 ----------------------------
                                                   2000      1999      1998
                                                 --------  --------  --------
                                                 (in thousands, except per
                                                       share amounts)
Net revenues:
  Product....................................... $334,570  $282,342  $342,903
  Services......................................  255,951   206,770   169,413
                                                 --------  --------  --------
    Total net revenues..........................  590,521   489,112   512,316
                                                 --------  --------  --------
Cost of revenues:
  Cost of product revenues......................  117,902    92,991   108,397
  Cost of services revenues.....................  166,323   150,178   119,787
                                                 --------  --------  --------
    Total cost of revenues......................  284,225   243,169   228,184
                                                 --------  --------  --------

Gross margin....................................  306,296   245,943   284,132

Operating expenses:
  Research and development......................  109,427    86,890    67,877
  Selling, general and administrative...........  235,390   199,050   150,118
  Purchased in-process technology...............    5,018       --      9,899
                                                 --------  --------  --------
    Total operating expenses....................  349,835   285,940   227,894
                                                 --------  --------  --------
Income (loss) from operations...................  (43,539)  (39,997)   56,238

Interest and other income.......................   31,247     8,877     7,317

Interest and other expense......................  (10,339)  (10,095)   (4,306)

                                                 --------  --------  --------
Income (loss) before income taxes...............  (22,631)  (41,215)   59,249

Benefit (provision) for income taxes............  (12,690)   12,364   (26,759)
                                                 --------  --------  --------
Net income (loss)............................... $(35,321) $(28,851) $ 32,490
                                                 ========  ========  ========

Basic earnings (loss) per share................. $  (0.69) $  (0.60) $   0.64

Weighted average shares outstanding.............   51,166    48,375    50,459

Diluted earnings (loss) per share............... $  (0.69) $  (0.60) $   0.61

Weighted average shares outstanding--assuming
 dilution.......................................   51,166    48,375    53,146



                See Notes to Consolidated Financial Statements.

                       ASPECT COMMUNICATIONS CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                              Accumulated
                             Common Stock         Deferred       Other
                          --------------------     Stock     Comprehensive Retained
                            Shares     Amount   Compensation Income (Loss) Earnings   Total
                          ----------  --------  ------------ ------------- --------  --------
                                      (in thousands, except per share amounts)

BALANCES, JANUARY 1,
 1998...................  49,996,731  $144,524        --       $   (684)   $123,955  $267,795
Comprehensive income:
 Net income.............         --        --         --            --       32,490    32,490
 Net unrealized loss on
  securities (net of
  tax of $569)..........         --        --         --           (873)        --       (873)
 Accumulated
  translation
  adjustments (net of
  tax of $741)..........         --        --         --          1,137         --      1,137
                                                                                     --------
   Comprehensive
    income..............                                                               32,754
                                                                                     --------
Issuance of common stock
 under stock purchase
 plans..................     172,435     3,078        --            --          --      3,078
Issuance of common stock
 under other stock
 plans..................   1,150,217    10,193        --            --          --     10,193
Value of stock options
 issued in Voicetek
 acquisition............         --     11,184        --            --          --     11,184
Income tax benefit for
 employee stock option
 transactions...........         --      4,755        --            --          --      4,755
Stock repurchased under
 stock repurchase
 program................  (2,010,000)  (31,602)       --            --          --    (31,602)
                          ----------  --------    -------      --------    --------  --------
BALANCES, DECEMBER 31,
 1998...................  49,309,383   142,132        --           (420)    156,445   298,157
                          ----------  --------    -------      --------    --------  --------

Comprehensive income:
 Net loss...............         --        --         --            --      (28,851)  (28,851)
 Net unrealized gain on
  securities (net of
  tax of $32,076).......         --        --         --         50,170         --     50,170
 Accumulated
  translation
  adjustments (net of
  tax of $909)..........         --        --         --         (1,422)        --     (1,422)
                                                                                     --------
   Comprehensive
    income..............                                                               19,897
                                                                                     --------
Issuance of common stock
 under stock purchase
 plans..................     940,427     5,748        --            --          --      5,748
Issuance of common stock
 under other stock
 plans..................   2,202,493    21,102        --            --          --     21,102
Income tax benefit for
 employee stock option
 transactions...........         --      8,003        --            --          --      8,003
Stock repurchased under
 stock repurchase
 program................  (2,990,000)  (21,708)       --            --          --    (21,708)
                          ----------  --------    -------      --------    --------  --------
BALANCES, DECEMBER 31,
 1999...................  49,462,303   155,277        --         48,328     127,594   331,199
                          ----------  --------    -------      --------    --------  --------
Comprehensive loss:
 Net loss...............         --        --         --            --      (35,321)  (35,321)
 Net unrealized loss on
  securities (net of
  tax of $28,926).......         --        --         --        (45,244)        --    (45,244)
 Accumulated
  translation
  adjustments (net of
  tax of $218)..........         --        --         --           (358)        --       (358)
                                                                                     --------
   Comprehensive loss...                                                              (80,923)
                                                                                     --------
Issuance of common stock
 under stock purchase
 plans..................     435,093     5,512        --            --          --      5,512
Issuance of common stock
 under other stock
 plans..................   2,425,718    33,585        --            --          --     33,585
Issuance of restricted
 stock, net of
 forfeitures............     152,000     2,812     (2,812)          --          --        --
Value of stock options
 issued in PakNetX
 acquisition............         --     10,422        --            --          --     10,422
Amortization of deferred
 stock compensation.....         --        --         391           --          --        391
Income tax benefit for
 employee stock option
 transactions...........         --      8,396        --            --          --      8,396
Stock repurchased under
 stock repurchase
 program................  (1,350,000)  (25,057)       --            --          --    (25,057)
                          ----------  --------    -------      --------    --------  --------
BALANCES, DECEMBER 31,
 2000...................  51,125,114  $190,947    $(2,421)     $  2,726    $ 92,273  $283,525
                          ==========  ========    =======      ========    ========  ========


                See Notes to Consolidated Financial Statements.

                       ASPECT COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  Years Ended December 31,
                                                -------------------------------
                                                  2000       1999       1998
                                                ---------  ---------  ---------
                                                       (in thousands)
Cash flows from operating activities:
 Net income (loss)............................  $ (35,321) $ (28,851) $  32,490
 Reconciliation of net income (loss) to cash
  provided by operating activities:
  Depreciation................................     35,893     23,087     20,228
  Amortization of intangible assets...........     29,360     20,341     15,387
  Amortization of deferred stock
   compensation...............................        391        --         --
  Purchased in-process technology.............      5,018        --       9,899
  Gain on the sale of equity securities.......    (20,402)       --         --
  Noncash interest expense on debentures......      9,934      9,363      3,530
  Deferred taxes..............................     (4,387)    (5,749)     3,359
  Changes in assets and liabilities; net of
   effects from companies acquired in 2000
   and 1998:
  Accounts receivable.........................    (60,238)    52,405    (40,649)
  Inventories.................................     (3,479)     2,129     (3,701)
  Other current assets and other assets.......     (4,801)     5,119     (2,630)
  Accounts payable............................     18,651     (3,749)     5,309
  Accrued compensation and related benefits...      2,110     12,688     10,311
  Accrued intellectual property settlement....        --         --     (14,000)
  Other accrued liabilities...................     21,205    (10,352)    (6,949)
  Deferred revenue............................      8,609      9,539     10,459
                                                ---------  ---------  ---------
   Cash provided by operating activities......      2,543     85,970     43,043
Cash flows from investing activities:
 Short-term investment purchases..............   (273,941)  (279,513)  (266,511)
 Short-term investment sales and maturities...    378,591    239,615    177,641
 Acquisition of intellectual property.........       (200)       --      (3,284)
 Property and equipment purchases.............    (66,584)   (33,292)   (28,884)
 Purchase of company, net of cash acquired....    (55,203)       --     (71,382)
                                                ---------  ---------  ---------
   Cash used in investing activities..........    (17,337)   (73,190)  (192,420)
Cash flows from financing activities:
 Repurchase of common stock...................    (25,057)   (21,708)   (31,602)
 Other common stock transactions, net.........     39,097     26,849     13,271
 Payments on capital lease obligation.........       (245)       --         --
 Payments on notes payable....................     (1,676)    (1,624)   (16,944)
 Net proceeds from issuance of debentures.....        --         --     145,708
                                                ---------  ---------  ---------
   Cash provided by financing activities......     12,119      3,517    110,433
Effect of exchange rate changes on cash and
 cash equivalents.............................      2,393      1,458        (31)
                                                ---------  ---------  ---------
Increase (decrease) in cash and cash
 equivalents..................................       (282)    17,755    (38,975)
Cash and cash equivalents:
 Beginning of year............................     84,826     67,071    106,046
                                                ---------  ---------  ---------
 End of year..................................  $  84,544  $  84,826  $  67,071
                                                =========  =========  =========
Supplemental disclosure of cash flow
 information:
 Cash paid for income taxes...................  $   3,708  $   2,529  $  32,438
Supplemental schedule of noncash investing and
 financing activities:
 Stock options issued in conjunction with
  acquisitions................................  $  10,422  $     --   $  11,184
 Income tax benefit from employee stock
  transactions................................  $   8,396  $   8,003  $   4,755
 Property acquired under capital lease........  $   1,596  $     --   $     --
 Deferred stock compensation, net of
  forfeitures.................................  $   2,812  $     --   $     --
 Unrealized gain/(loss) from securities, net
  of tax......................................  $ (45,244) $  50,170  $    (873)

                See Notes to Consolidated Financial Statements.

                       ASPECT COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Organization and Significant Accounting Policies

Organization

Aspect Communications Corporation (the Company) is the leading provider of customer relationship portals, contact servers for managing dynamic customer contact transactions across wired and wireless communication channels. The Aspect Customer Relationship Portal allows businesses to manage customer contacts dynamically and turn them into relationships, opportunities and customer loyalty. The Aspect Customer Relationship Portal synchronizes all customer contact points, including live and self-service, with demonstrated customer return on investment.

Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity date of three months or less to be cash equivalents.

Investments in Debt and Equity Securities

The Company has classified all of its equity securities as available-for-sale. While the Company may hold debt securities to maturity, the Company has classified all debt securities as available-for-sale, as the sale of such securities may be required prior to maturity to implement management's strategies. The carrying value of all securities is adjusted to fair market value, with unrealized gains and losses, net of deferred taxes, being excluded from earnings and reported as a separate component of accumulated other comprehensive income (loss) in the consolidated statements of shareholders' equity. Cost is based on the specific identification method for purposes of computing realized gains or losses.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed once assets are placed into service, using the straight-line method over estimated useful lives of two to thirty years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life.

Intangible Assets

Intangible assets are amortized on a straight-line basis over useful lives of two to ten years.

Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                       ASPECT COMMUNICATIONS CORPORATION

Revenue Recognition

Beginning in 1998, the Company adopted Statement of Position 97-2, "Software Revenue Recognition," as amended by Statements of Position 98-4 and 98-9. The effect of adoption did not have a material impact on the Company's financial position or results of operations. The Company generally recognizes product and license revenue upon delivery under an executed agreement, when the fee is fixed and determinable, and when collection is probable. Services revenues include: ongoing maintenance and software support contract revenues, which are recognized ratably over the contract period; consulting revenues, which are recognized on a percentage of completion basis or upon designated milestone completions; and installation revenues, which are recognized at the time the service is provided. Revenues are recorded net of sales returns and allowances. Product warranty costs are accrued when revenue is recognized.

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which summarizes certain views of the SEC staff in applying generally accepted accounting principles to revenue recognition in financial statements. SAB No. 101 clarified delivery criteria, which affected the Company's revenue recognition policy. The Company applied the provisions of SAB No. 101 in the quarter ended December 31, 2000, retroactive as of the beginning of the fiscal year. Accordingly, the accompanying consolidated statement of operations for the year ended December 31, 2000, is reflected in accordance with SAB No. 101. Had the Company applied the provisions of SAB No. 101 at the beginning of 1998, unaudited pro forma results of operations for 1999 and 1998 would have been as follows (in thousands, except per share amounts):

                                                              1999     1998
                                                            --------  -------
   Net income (loss) as reported........................... $(28,851) $32,490
   Adjustment for the change in accounting principle
    applied retroactively..................................    2,044   (2,044)
                                                            --------  -------
   Net income (loss) as adjusted........................... $(26,807) $30,446
                                                            ========  =======
   Basic earnings (loss) per share as reported............. $  (0.60) $  0.64
   Effect of change per share..............................     0.05    (0.04)
                                                            --------  -------
   Basic earnings (loss) per share as adjusted............. $  (0.55) $  0.60
                                                            ========  =======
   Diluted earnings (loss) per share as reported........... $  (0.60) $  0.61
   Effect of change per share..............................     0.05    (0.04)
                                                            --------  -------
   Diluted earnings (loss) per share as adjusted........... $  (0.55) $  0.57
                                                            ========  =======

The impact of adoption of SAB No. 101 in fiscal 2000 resulted in approximately $4 million of revenue being deferred to future periods. As such, the Company's net loss for the year ended December 31, 2000, under its revenue recognition policies prior to SAB No. 101 would have been approximately $32 million, and its basic and diluted loss per share would have been $0.63. There was no cumulative effect of this change in accounting principle at the beginning of fiscal 2000.

Deferred Revenue

Deferred revenue primarily represents payments received from customers for maintenance support or products prior to revenue recognition.

Software Development Costs

The costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any

                       ASPECT COMMUNICATIONS CORPORATION
additional costs would be capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Software to Be Sold, Leased, or Otherwise Marketed." Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

Advertising Expenses

The Company expenses the costs of advertising, including promotional expenses, as incurred. Advertising expenses for the years ended December 31, 2000, 1999, and 1998, were approximately $8 million, $10 million, and $3 million, respectively.

Stock-Based Compensation

In accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company continues to apply Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock option awards.

Per Share Information

Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share further includes the dilutive impact, if any, of stock options and restricted stock awards.

Foreign Currency Translation and Foreign Exchange Contracts

Operations of the Company's foreign subsidiaries are measured using local currencies as the functional currency for each subsidiary. Assets and liabilities of the foreign subsidiaries are translated into U.S. dollars at the exchange rates in effect as of the balance sheet dates, and results of operations for each subsidiary are translated using the average rates in effect for the periods presented. Translation adjustments are reported as a separate component of accumulated other comprehensive income (loss) in the consolidated statements of shareholders' equity. Foreign currency transaction gains and losses, which are included in the consolidated statements of operations, have not been material in any of the three years presented. The Company enters into forward foreign exchange contracts that are designed to hedge intercompany account balances. Market value gains and losses on these contracts substantially offset foreign exchange gains or losses on the balances being hedged.

Concentration of Credit Risks

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, short-term investments, and accounts receivable. Cash and cash equivalents are held primarily with three financial institutions and consist primarily of commercial paper and cash in bank accounts. The Company's short-term investments are managed primarily by two money managers and consist of corporate notes and bonds, municipal bonds, and government treasury notes. The Company has an Investment Committee that oversees compliance with the established investment policies. The Company sells its products primarily to large organizations in diversified industries worldwide. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require its customers to provide collateral or other security to support accounts receivable. The Company maintains an allowance for doubtful accounts based on an assessment of the collectibility of such accounts.

                       ASPECT COMMUNICATIONS CORPORATION

Employee Benefit Plan

Qualified employees are eligible to participate in the Company's 401(k) tax-deferred savings plan. Participants may contribute up to 17% of their eligible earnings (up to a maximum contribution of $10,500 in 2000) to this plan, for which the Company, at the discretion of the Board of Directors and within certain limitations, may make matching contributions and discretionary contributions. Contributions made by the Company to the plan were approximately $3 million in 2000, $3 million in 1999, and $2 million in 1998.

Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) at December 31 is comprised of (in thousands):

                                                        2000     1999    1998
                                                       -------  -------  -----
   Accumulated unrealized gains on available-for-sale
    securities, net..................................  $ 5,320  $50,564  $ 394
   Accumulated translation adjustments, net..........   (2,594)  (2,236)  (814)
                                                       -------  -------  -----
     Accumulated other comprehensive income (loss)...  $ 2,726  $48,328  $(420)
                                                       =======  =======  =====

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Reclassifications

Certain prior-year amounts in the accompanying Consolidated Financial Statements have been reclassified to conform to the current-year presentation.

New Accounting Pronouncements

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company will adopt SFAS No. 133 effective January 1, 2001. Management does not expect the adoption of SFAS No. 133 to have a significant impact on the consolidated financial position, results of operations, or cash flows of the Company.

Note 2: Business Combinations and Other Acquisitions

On February 18, 2000, the Company acquired privately held PakNetX Corporation (PakNetX), an eBusiness software provider based in Salem, New Hampshire. The transaction enabled Aspect to integrate multimedia-over-IP technology into its flagship customer relationship portal software and strengthen the Company's eCRM market position. The transaction was accounted for as a purchase and resulted in a one-time charge of approximately $5 million related to in-process technology in the quarter ended March 31, 2000. The Company initially paid approximately $45 million in cash for all the outstanding common and preferred shares and warrants of PakNetX. In addition, Aspect assumed the existing PakNetX stock option plan and converted PakNetX stock options into options to purchase approximately 160,000 shares of Aspect common stock with a fair value of approximately

                       ASPECT COMMUNICATIONS CORPORATION

$10 million and incurred transaction costs of approximately $2 million. As of December 31, 2000, the Company made an additional $10 million in milestone payments. This amount was added to goodwill and is being amortized over the remaining useful life of the intangible asset. The historical operations of PakNetX are not material to the financial position or results of operations of the Company.

The total purchase price and final allocation among the tangible and intangible assets and liabilities acquired including purchased in-process technology and the $10 million in milestone payments are summarized as follows (in thousands):



 Total purchase price:
  Total cash
   consideration.......... $54,948
  Value of options
   assumed................  10,422
  Transaction costs.......   1,850
                           -------
                           $67,220
                           =======

                                                     Amortization
                     Purchase price                     period
                     allocation:                       (years)
                                                     ------------
                     Tangible assets...... $    301
                     Intangible assets:
                       Developed and core
                        technology........   41,466       7
                       Assembled
                        workforce.........      567       4
                       Testing tools......      518       4
                       Goodwill...........   34,018       7
                     In-process
                      technology..........    5,018    Expensed
                     Tangible
                      liabilities.........   (1,790)
                     Deferred tax
                      liabilities.........  (12,878)
                                           --------
                                           $ 67,220
                                           ========

As noted above, Aspect recorded a one-time charge of approximately $5 million in the first quarter of 2000 for purchased in-process technology that had not reached technological feasibility and had no alternative future use. The purchased in-process technology related to the development of Version 4.0 of PakNetX's integrated contact center solution that had not reached technological feasibility, and therefore successful development was uncertain. As of December 31, 2000, some components of this technology had been incorporated into Aspect products, while the remaining components are expected to reach technological feasibility in fiscal year 2001. Failure to successfully complete the remaining components of this project could result in impairment of the associated capitalized intangible assets and could require the Company to accelerate the time period over which the intangibles are being amortized, which could have a material adverse effect on the Company's business, financial condition, results of operations, or cash flows. At December 31, 2000, we incurred $3.5 million in the development of this technology.

Significant assumptions used to determine the value of in-process technology included: (i) projected net cash flows that the Company expected to result from development efforts; (ii) an estimate of the percentage completion of the project; and (iii) a discount rate of approximately 25%. As of December 31, 2000, no significant departures from the assumptions included in the valuation analysis had occurred.

                       ASPECT COMMUNICATIONS CORPORATION

In May 1998, the Company acquired Voicetek Corporation (Voicetek), a leading supplier of interactive voice response (IVR) applications. The transaction was accounted for as a purchase. The Company paid approximately $72 million in cash for all Voicetek common and preferred shares outstanding and converted all outstanding Voicetek options to purchase approximately 450,000 shares of Aspect common stock with a fair value of approximately $11 million plus transaction costs of approximately $3 million, and assumed certain operating assets and liabilities. In connection with the acquisition, the Company recorded approximately $90 million of intangible assets, which are being amortized over a period of four to seven years. The Company recorded a one-time charge of approximately $10 million in 1998 for purchased in-process technology. The operating results of Voicetek have been included in the consolidated statements of operations since the date of acquisition. Had the acquisition taken place at the beginning of 1998, the unaudited pro forma results of operations would have been as follows for the year ended December 31 (in thousands, except per share data):

                                                                         1998
                                                                       --------
   Net revenues....................................................... $520,383
   Net income......................................................... $ 31,656
   Basic earnings per share........................................... $   0.63
   Diluted earnings per share......................................... $   0.60

The unaudited pro forma results of operations give effect to certain adjustments, including amortization of purchased intangibles and goodwill, interest income associated with funding the acquisition, and entries to conform to the Company's accounting policies. The approximate $10 million charge for purchased in-process technology has been excluded from the unaudited pro forma results, as it is a material non-recurring charge.

Note 3: Investments

Short-term investments in marketable debt and equity securities at December 31 consist of the following (in thousands):

                                                         2000
                                       ----------------------------------------
                                                   Gross      Gross
                                       Amortized Unrealized Unrealized  Market
                                         Cost      Gains      Losses    Value
                                       --------- ---------- ---------- --------
   Corporate notes and bonds.......... $ 27,889   $   139    $   (37)  $ 27,991
   Municipal obligations..............   37,361       253         --     37,614
   Government obligations.............   21,211        61         (8)    21,264
                                       --------   -------    -------   --------
       Total short-term investments...   86,461       453        (45)    86,869
   Marketable equity securities.......    1,233     8,312         --      9,545
                                       --------   -------    -------   --------
       Total.......................... $ 87,694   $ 8,765    $   (45)  $ 96,414
                                       ========   =======    =======   ========

                                                         1999
                                       ----------------------------------------
                                                   Gross      Gross
                                       Amortized Unrealized Unrealized  Market
                                         Cost      Gains      Losses    Value
                                       --------- ---------- ---------- --------
   Corporate notes and bonds.......... $ 65,176   $    --    $  (620)  $ 64,556
   Municipal obligations..............   45,113        15       (140)    44,988
   Government obligations.............   58,648        --       (352)    58,296
                                       --------   -------    -------   --------
       Total short-term investments...  168,937        15     (1,112)   167,840
   Marketable equity securities.......    2,150    83,989         --     86,139
                                       --------   -------    -------   --------
       Total.......................... $171,087   $84,004    $(1,112)  $253,979
                                       ========   =======    =======   ========

                       ASPECT COMMUNICATIONS CORPORATION

The maturity of short-term investments in marketable debt securities at December 31, 2000, was as follows (in thousands):

                                                                 Market Value
                                                                ---------------
                                                                Within  One to
                                                                  One    Three
                                                                 Year    Years
                                                                ------- -------
   Corporate notes and bonds................................... $16,930 $11,061
   Municipal obligations.......................................      --  37,614
   Government obligations......................................   7,263  14,001
                                                                ------- -------
     Total..................................................... $24,193 $62,676
                                                                ======= =======

During 2000, the Company realized pretax gains of approximately $20 million (cost basis of approximately $2 million) on the sale of appreciated marketable equity securities. Realized gains and losses on debt and equity securities were not significant in 1999 or 1998.

Note 4: Fair Value of Financial Instruments

The following summary disclosures are made in accordance with the provisions of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," which requires the disclosure of fair value information about both on- and off-balance sheet financial instruments where it is practicable to estimate the value. Fair value is defined in SFAS No. 107 as the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Company. Amounts at December 31 consist of (in thousands):

                                              2000                1999
                                       ------------------- -------------------
                                       Carrying Estimated  Carrying Estimated
                                        Amount  Fair Value  Amount  Fair Value
                                       -------- ---------- -------- ----------
   Assets:
     Cash and cash equivalents........ $84,544   $84,544   $ 84,826  $ 84,826
     Short-term investments...........  86,869    86,869    167,840   167,840
     Marketable equity securities.....   9,545     9,545     86,139    86,139
     Other investments in equity
      securities......................  10,450    10,450      1,450     1,450

The Company does not use derivative financial instruments for speculative or trading purposes. The Company enters into forward foreign exchange contracts to hedge intercompany balances against future movements in foreign exchange rates.

The forward foreign exchange contracts require the Company to exchange foreign currencies for U.S. dollars or vice versa, and generally mature in one month or less. As of December 31, 2000 and 1999, the Company had outstanding forward foreign exchange sale contracts with aggregate notional amounts of approximately $50 million and $48 million, respectively, that had remaining maturities of one month or less. At December 31, 2000, forward foreign exchange sale contracts were primarily for Euros and British pounds. At December 31,

                       ASPECT COMMUNICATIONS CORPORATION

1999, forward foreign exchange sale contracts were primarily for British pounds, German marks, and Dutch guilders. Gains and losses on the foreign exchange contracts, which were not significant in any of the periods presented, are included in interest and other income (expense), and offset foreign exchange gains or losses from revaluation of foreign currency denominated balance sheet items and intercompany balances. At December 31, 2000 and 1999, the estimated fair values of forward foreign exchange sale contracts were $51 million and $49 million, respectively. The fair value of foreign exchange contracts is based on prevailing financial market information. The Company has not entered into any other material financial derivative instruments.

The fair value of cash and cash equivalents reported in the consolidated balance sheets approximates its carrying value. The fair value of short-term investments, investments in marketable equity securities, and forward foreign exchange sale contracts is based on quoted market prices. Marketable equity securities comprise investments in companies in the historically volatile high-technology market.

Note 5: Inventories

Inventories at December 31 consist of (in thousands):

                                                             2000       1999
                                                           ---------  ---------
   Raw materials.......................................... $  14,779  $   9,816
   Work in progress.......................................     3,404      3,529
   Finished goods.........................................     1,757      3,291
                                                           ---------  ---------
       Total.............................................. $  19,940  $  16,636
                                                           =========  =========

Note 6: Other Current Assets

Other assets at December 31 consist of (in thousands):

                                                             2000       1999
                                                           ---------  ---------
   Prepaid expenses....................................... $  10,143  $   6,337
   Other receivables......................................    13,388     11,138
   Deferred tax asset.....................................     3,394         --
                                                           ---------  ---------
       Total.............................................. $  26,925  $  17,475
                                                           =========  =========

Note 7: Property and Equipment

Property and equipment at December 31 consist of (in thousands):

                                                             2000       1999
                                                           ---------  ---------
   Land................................................... $   3,914  $   3,914
   Buildings and improvements.............................    12,315     11,930
   Computer and development equipment.....................   134,021     92,852
   Field spares...........................................    21,524     19,469
   Office equipment.......................................    31,664     34,171
   Leasehold improvements.................................    23,083     23,582
   Construction in process................................    15,375      5,135
                                                           ---------  ---------
     Total................................................   241,896    191,053
   Accumulated depreciation and amortization..............  (133,116)  (111,656)
                                                           ---------  ---------
   Property and equipment, net............................ $ 108,780  $  79,397
                                                           =========  =========

                       ASPECT COMMUNICATIONS CORPORATION

The Company began capitalizing interest costs relating to the construction of a new building during the third quarter of 2000. As of December 31, 2000, approximately $300,000 was capitalized into construction in progress.

During the year, the Company entered into an equipment capital lease of approximately $2 million. At December 31, 2000, accumulated amortization under this lease was approximately $300,000. The Company had no equipment leased under capital leases at December 31, 1999.

Note 8: Intangible Assets

Intangible assets at December 31 consist of (in thousands):

                                                                 2000    1999
                                                               -------- -------
   Goodwill, net.............................................. $ 66,727 $44,021
   Other intangible assets, net...............................   79,667  54,690
                                                               -------- -------
     Total intangible assets, net............................. $146,394 $98,711
                                                               ======== =======

Other intangible assets include purchased existing technology, intellectual property, assembled workforce, customer relationships and sales channels.
Accumulated amortization at December 31, 2000 and 1999, was approximately $74 million and $45 million, respectively.

Note 9: Other Accrued Liabilities

Other accrued liabilities at December 31 consist of (in thousands):

                                                                 2000    1999
                                                               -------- -------
   Advertising and marketing expenses......................... $  2,919 $ 5,151
   Accrued software license...................................    3,986     881
   Accrued sales and use taxes................................   11,854   5,852
   Deferred taxes.............................................       --  16,817
   Income taxes payable.......................................   16,590      --
   Other accrued liabilities..................................   32,260  30,736
                                                               -------- -------
     Total.................................................... $ 67,609 $59,437
                                                               ======== =======

Note 10: Convertible Subordinated Debentures and Notes Payable

In August 1998, the Company completed a private placement of approximately $150 million ($490 million principal amount at maturity) of zero coupon convertible subordinated debentures due 2018. The debentures are priced at a yield to maturity of 6% per annum and are convertible into Aspect common stock anytime prior to maturity at a conversion rate of 8.713 shares per $1,000 principal amount at maturity. Holders can require Aspect to repurchase the debentures on August 10, 2003, August 10, 2008, and August 10, 2013, for cash; or at the election of Aspect, for Aspect common stock, if certain conditions are met. The debentures are not secured by any Aspect assets and are subordinated in right of payment to all of Aspect senior indebtedness and effectively subordinated to the debt of Aspect's subsidiaries. At December 31, 2000 and 1999, debt issuance costs of approximately $4 million and $4 million, respectively, net of amortization of approximately $550,000 and $350,000, respectively, are included in other assets in the consolidated balance sheets and are being amortized over the life of the debt.

                       ASPECT COMMUNICATIONS CORPORATION

A note relating to the 1995 acquisition of TCS was payable on October 31, 1998. In 1999, $2 million was paid on this note, and the remaining balance of $2 million was paid in 2000.

Note 11: Commitments

The Company leases its facilities and certain equipment under noncancelable capital and operating leases. Future minimum lease payments under such capital and operating leases and the present value of minimum lease payments under capital leases as of December 31, 2000 are as follows (in thousands):

                                                              Capital  Operating
                                                              -------  ---------
   2001...................................................... $  616   $ 18,351
   2002......................................................    616     20,414
   2003......................................................    308     18,397
   2004......................................................     --     17,095
   2005......................................................     --     16,492
   2006 and thereafter.......................................     --     78,013
                                                              ------   --------
     Future minimum lease payments...........................  1,540   $168,762
                                                                       ========
     Amounts representing interest (10%).....................   (189)
                                                              ------
     Present value of future minimum lease payments..........  1,351
     Current portion.........................................   (499)
                                                              ------
     Capital lease obligations............................... $  852
                                                              ======

Rent expense incurred under the operating leases was approximately $11 million, $12 million, and $10 million, in 2000, 1999, and 1998, respectively. Rent expense under the facilities lease is recognized on a straight-line basis over the term of the lease.

The Company is currently constructing a new facility and is committed to pay a minimum of an additional $16 million to complete construction of the new building.

Note 12: Shareholders' Equity

Stock Option Plans

Under the Company's stock option plans, incentive and nonqualified stock options may be granted to employees, officers, and directors. All options are granted at fair market value. Options granted to nondirectors vest and become exercisable as determined by the Board of Directors (generally over one to four years) and typically expire seven to ten years after the date of grant. Options granted to outside directors vest and become exercisable over four years and expire ten years after the date of grant.

                       ASPECT COMMUNICATIONS CORPORATION

A summary of stock option activity follows:

                                                                    Weighted-
                                                      Number of      Average
                                                        Shares    Exercise Price
                                                      ----------  --------------
   Outstanding, January 1, 1998......................  8,948,532      $16.52

   Granted...........................................  7,549,395       20.70
   Canceled.......................................... (4,819,269)      25.52
   Exercised......................................... (1,149,816)       8.92
                                                      ----------

   Outstanding, December 31, 1998.................... 10,528,842       15.55

   Granted...........................................  5,310,584       11.41
   Canceled.......................................... (3,221,773)      16.69
   Exercised......................................... (2,192,175)       9.87
                                                      ----------

   Outstanding, December 31, 1999.................... 10,425,478       14.28

   Granted...........................................  7,085,476       28.36
   Canceled.......................................... (2,181,687)      22.07
   Exercised......................................... (2,425,939)      13.63
                                                      ----------

   Outstanding, December 31, 2000.................... 12,903,328      $20.82
                                                      ==========

The following table summarizes information about stock options outstanding at December 31, 2000:

                                 Weighted Average Weighted              Weighted
                                    Remaining     Average               Average
      Range of         Number    Contractual Life Exercise    Number    Exercise
   Exercise Prices   Outstanding    (in years)     Price   Exerciseable  Price
   ---------------   ----------- ---------------- -------- ------------ --------
   $ 0.16 - $ 5.63      271,497        2.71        $ 3.53     248,832    $ 3.67
     6.31 -   8.25    1,181,592        7.59          7.89     655,182      7.97
     8.50 -  12.19    2,222,526        7.91         10.38     863,425      9.79
    12.56 -  18.50    5,325,851        7.90         16.74   2,442,827     16.76
    18.63 -  24.31      886,465        8.66         21.67     128,378     21.52
    24.75 -  40.75    1,467,651        8.63         33.13     238,047     27.81
    45.88 -  62.44    1,440,350        8.85         49.35         --        --
    64.84 -  67.88      107,396        8.36         66.72         --        --
                     ----------                             ---------
   $ 0.16 - $67.88   12,903,328        8.01        $20.82   4,576,691    $14.18
                     ==========                             =========

At December 31, 2000, 2,306,492 shares were available for future grant under the Company's stock option plans. At December 31, 1999 and 1998, options to purchase 3,009,237 and 3,967,930 shares, respectively, were exercisable at weighted average exercise prices of $14.87 and $11.05, respectively.

Stock Repurchase Program

In August 2000, the Company's Board of Directors approved a stock repurchase program to acquire up to 5 million shares of its common stock. The Company repurchased 1,350,000 shares in 2000 at a weighted average acquisition price of $18.56 per share. All shares repurchased have been retired.

                       ASPECT COMMUNICATIONS CORPORATION

In October 1998, the Company's Board of Directors approved a stock repurchase program to acquire up to 5 million shares of its common stock. The Company repurchased 2,990,000 shares in 1999, and 2,010,000 shares in 1998, at a weighted average acquisition price of $7.26 and $15.72 per share, respectively. A total of 5 million shares have been repurchased under this program at a weighted average acquisition price of approximately $10.66. The Company completed this program in June 1999 and all shares repurchased have been retired.

1998 Stock Option Exchange Program

In October 1998, the Company's Board of Directors approved an option exchange program for all current outstanding stock with exercise prices in excess of $17.50 per share. Executive officers and nonemployee directors of the Company were not eligible to participate in the exchange program. Under this program, eligible employees could elect to exchange existing options with higher exercise prices for the same number of replacement options with an exercise price equal to the closing sale price of the Company's common stock on November 21, 1998. Replacement options were granted with a one-year exercise prohibition period. The vesting schedule for unvested shares and the final expiration date of the replacement options remained the same as the expiring option. On November 21, 1998, approximately 4 million options with exercise prices ranging from $19.63 to $32.02 per share were exchanged for the same number of options with an exercise price of $18.50 per share.

Shareholder Rights Plan

On May 11, 1999, the Company's Board of Directors declared a dividend of one preferred share purchase right (Right) for each outstanding share of common stock, $0.01 par value, of the Company. The dividend was payable on May 26, 1999 to shareholders of record as of the close of business on that date. Each Right entitles the registered holder to purchase from the Company one thousandth of a share of Series A Participating Preferred Stock, $0.01 par value, of the Company, subject to adjustment, at a price of $80.00 per one-thousandth of a share, subject to adjustment. The rights are not exercisable until ten days after a person or group announces acquisition of 15% or more of Aspect's common stock or tenders such an offer. The rights expire on May 11, 2009. The description and terms of the Rights are set forth in a Preferred Shares Rights Agreement dated May 11, 1999.

Employee Stock Purchase Plan

In 1990, the Board of Directors established the 1990 Employee Stock Purchase Plan, under which 6 million common shares are currently authorized for sale to qualified employees through payroll withholdings at a price equal to 85% of the lower of the fair market value as of the beginning or end of each offering period. At December 31, 2000, 3,409,461 shares had been issued under this plan.

Shares Reserved for Issuance

At December 31, 2000, the Company had reserved shares of common stock for issuance as follows:

     Stock option plans.............................................. 15,209,820
     Stock purchase plans............................................  2,590,539
     Other stock plans...............................................     14,630
                                                                      ----------
                                                                      17,814,989
                                                                      ==========

                       ASPECT COMMUNICATIONS CORPORATION

Restricted Stock Issuance

In July 2000, the Company's Board of Directors amended the 1996 Employee Stock Option Plan and granted 165,000 shares of restricted stock to specific employees. If an employee terminates before the third anniversary of the grant date, that employee's restricted common shares are subject to forfeiture. As of December 31, 2000, 13,000 shares were forfeited. The Company recorded a deferred stock compensation charge of approximately $3 million for the fair value of the common shares on the issuance date and will amortize the amount, net of forfeitures, over the three-year vesting period.

Stock-Based Compensation

The Company utilizes stock options to attract new employees and retain existing employees. Such options provide the grantee an opportunity to purchase the Company's common stock at the fair market value of such shares as of the date of grant, pursuant to a vesting period. The options expire based on the earlier of the employee's termination date or typically ten years from the grant date. SFAS No. 123 requires that the fair value of stock-based awards to employees be calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Company's stock-based awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values. Accordingly, management believes that the pro forma amounts below, which are based on the methodology required under SFAS No. 123, do not necessarily provide a reliable single measure of the fair value of the Company's stock-based awards.

The fair value of each option grant (estimated on the date of grant) was estimated using the Black-Scholes model with the following assumptions:

                                                               Year ended
                                                              December 31,
                                                           --------------------
                                                            2000   1999   1998
                                                           ------  -----  -----
   Employee Stock Options:
   Expected life from vest date (in months)...............      9     14      7
   Stock volatility.......................................     88%    74%    63%
   Risk-free interest rate................................      6%     5%     5%
   Dividend yield.........................................     --     --     --
   Weighted-average fair value............................ $23.10  $7.90  $8.50

   Employee Stock Purchase Plan:
   Expected life from vest date (in months)...............      6      6      6
   Stock volatility.......................................    122%    94%    72%
   Risk-free interest rate................................      5%     5%     5%
   Dividend yield.........................................     --     --     --
   Weighted-average fair value............................ $15.45  $7.65  $9.00

                       ASPECT COMMUNICATIONS CORPORATION

The Company continues to account for stock-based awards to employees using the intrinsic value method prescribed in APB No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized for stock option plans and the stock purchase plan. Had the compensation cost for the Company's stock-based awards been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, the Company's net income (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                      2000      1999     1998
                                                    --------  --------  -------
   Net income (loss)................... As reported $(35,321) $(28,851) $32,490
                                        Pro forma   $(84,211) $(46,709) $15,632

   Basic earnings (loss) per share..... As reported $  (0.69) $  (0.60) $  0.64
                                        Pro forma   $  (1.65) $  (0.97) $  0.31

   Diluted earnings (loss) per share... As reported $  (0.69) $  (0.60) $  0.61
                                        Pro forma   $  (1.65) $  (0.97) $  0.29

Note 13: Income Taxes

Income tax benefits (provisions) for the years ended December 31 consist of (in thousands):

                                                     2000      1999      1998
                                                   --------  --------  --------
   Current:
     Federal...................................... $(10,909) $  5,057  $(17,882)
     State........................................   (1,247)      578    (3,533)
     Foreign......................................   (2,171)      980    (1,985)
                                                   --------  --------  --------
       Subtotal...................................  (14,327)    6,615   (23,400)
   Deferred:
     Federal......................................   (4,605)    3,645    (3,159)
     State........................................    6,242     2,104      (200)
                                                   --------  --------  --------
       Subtotal...................................    1,637     5,749    (3,359)
                                                   --------  --------  --------
         Total.................................... $(12,690) $ 12,364  $(26,759)
                                                   ========  ========  ========

Income (loss) before income taxes for the years ended December 31 consists of (in thousands):

                                                     2000      1999      1998
                                                   --------  --------  --------
   Domestic....................................... $(13,886) $(19,556) $ 57,348
   Foreign, net...................................   (8,745)  (21,659)    1,901
                                                   --------  --------  --------
         Total.................................... $(22,631) $(41,215) $ 59,249
                                                   ========  ========  ========

                       ASPECT COMMUNICATIONS CORPORATION

A reconciliation of the statutory federal income tax rate and the effective tax rate as a percentage of income (loss) before income taxes for the years ended December 31 is as follows:

                                                           2000    1999    1998
                                                           -----   -----   ----
   Tax at statutory rate.................................. (35.0)% (35.0)% 35.0%
   State income taxes--net of federal effect..............  (4.0)   (3.5)   4.1
   Goodwill amortization..................................  18.0     6.3    2.6
   Research and development tax credits...................  (9.7)   (7.7)  (1.5)
   Tax-exempt investment income...........................  (3.1)   (1.4)  (1.2)
   Foreign sales corporation..............................  (3.1)   (0.7)  (1.0)
   Foreign losses for which no benefit may be realized....  12.7    13.4     --
   Purchased in-process technology........................   8.6      --    6.5
   Change in valuation allowance..........................  70.9      --     --
   Other..................................................   0.8    (1.4)   0.7
                                                           -----   -----   ----
       Total..............................................  56.1 % (30.0)% 45.2%
                                                           =====   =====   ====

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss carryforwards and tax credits. Significant components of the Company's deferred income tax assets and liabilities as of December 31 were as follows (in thousands):

                                                              2000      1999
                                                            --------  --------
Deferred tax assets:
  Accruals deductible in different periods................. $ 15,289  $ 10,153
  Deferred revenue.........................................    1,178        --
  Depreciation and amortization............................    7,010     4,044
  Net operating loss and tax credit carryovers of Aspect
   and subsidiaries........................................   23,026        --
  Net operating loss and tax credit carryovers of purchased
   companies...............................................    8,973     5,500
  Costs capitalized for state tax purposes.................    4,516     2,000
  Other deferred tax assets................................      794       468
                                                            --------  --------
    Total..................................................   60,786    22,165
  Valuation allowance......................................  (33,357)       --
                                                            --------  --------
    Total deferred tax assets.............................. $ 27,429  $ 22,165
                                                            ========  ========
Deferred tax liabilities:
  Unrealized gains on investments.......................... $ (3,508) $(32,328)
  Purchased intangibles....................................  (23,247)  (11,197)
  Other deferred tax liabilities...........................     (674)     (571)
                                                            --------  --------
    Total deferred tax liabilities......................... $(27,429) $(44,096)
                                                            --------  --------
      Net deferred tax asset (liability)................... $     --  $(21,931)
                                                            ========  ========
Deferred taxes included in:
  Other current assets.....................................    3,394        --
  Other assets.............................................       --        --
  Other accrued liabilities................................       --   (16,817)
  Noncurrent deferred taxes................................   (3,394)   (5,114)
                                                            --------  --------
      Net deferred tax asset (liability)................... $     --  $(21,931)
                                                            ========  ========

                       ASPECT COMMUNICATIONS CORPORATION

Due to the uncertainty surrounding the eventual realization of the benefits of its deferred tax assets, the Company has placed a valuation allowance against such assets. At December 31, 2000, approximately $17 million of the Company's total deferred tax assets for net operating losses was created as the result of deductions for employee stock option compensation. When recognized, the tax benefit of these credit losses will be accounted for as a credit to shareholder's equity rather than as a reduction of the income tax provision.

At December 31, 2000, the Company had approximately $60 million of federal and state net operating losses, which will expire beginning in 2020. The net operating losses related to foreign jurisdictions amounted to approximately $7 million.

At December 31, 2000, the Company had approximately $13 million of federal net operating loss and $1 million of tax credit carryovers from its acquisition of Voicetek and approximately $10 million of federal net operating loss from its acquisition of PakNetX, both of which were accounted for under the purchase method of accounting. The amount of the net operating losses and tax credits relating to these acquisitions that can be utilized in any given year to reduce certain future taxable income may be limited.

The Voicetek and PakNetX net operating losses will begin expiring in 2004 and 2012, respectively. The Voicetek tax credit carryovers will begin expiring in 2004.

Note 14: Earnings (Loss) Per Share

Basic and diluted earnings (loss) per share for the years ended December 31 are calculated as follows (in thousands, except per share amounts):

                                                      2000      1999     1998
                                                    --------  --------  -------
   Weighted average shares outstanding.............   51,318    48,375   50,459
    Restricted common stock........................     (152)       --       --
                                                    --------  --------  -------
   Shares used in calculation, basic...............   51,166    48,375   50,459
                                                    --------  --------  -------
   Net income (loss)............................... $(35,321) $(28,851) $32,490
     Basic earnings (loss) per share............... $  (0.69) $  (0.60) $  0.64
                                                    ========  ========  =======
   Shares used in calculation, basic...............   51,166    48,375   50,459
   Dilutive effect of options......................       --        --    2,687
                                                    --------  --------  -------
     Shares used in calculation, diluted...........   51,166    48,375   53,146
                                                    --------  --------  -------
   Net income (loss)............................... $(35,321) $(28,851) $32,490
     Diluted earnings (loss) per share............. $  (0.69) $  (0.60) $  0.61
                                                    ========  ========  =======

The Company had approximately 13 million and 10 million common stock options outstanding for the period ended December 31, 2000 and 1999, respectively, which could potentially dilute basic earnings per share in the future. These options were excluded from the computation of diluted earnings per share because inclusion of these shares would have had an anti-dilutive effect, as the Company had a net loss for the period. As of December 31, 2000, 1999, and 1998, the Company had 4 million shares of common stock issuable upon conversion of the convertible debentures. Additionally, the Company had 152,000 shares of restricted common stock outstanding at December 31, 2000. The weighted average of these shares were not included in the calculation of diluted earnings per share for any of the periods presented, because this inclusion would have been anti-dilutive.

                       ASPECT COMMUNICATIONS CORPORATION

Note 15: Segment, Geographic, and Customer Information

The Company adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," at December 31, 1998, which establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products and services, major customers, and the countries in which the entity holds material assets and reports revenue. Under SFAS No. 131, the Company's operations are reported as one operating segment; therefore, all financial segment information required by SFAS No. 131 can be found in the consolidated financial statements. For geographical reporting, revenues are attributed to the geographic location in which customers are invoiced and revenue is recognized. Long-lived assets (excluding intangible assets for purposes of geographical reporting) consist of property and equipment and are attributed to the geographic location in which they are located. No single customer accounted for 10% or more of net revenues or accounts receivable in 2000, 1999, and 1998.

The following presents net revenues for the years ended December 31, 2000, 1999, and 1998; and property and equipment as of December 31, 2000, 1999, and 1998, by geographic area (in thousands):

                                                     2000      1999      1998
                                                   --------  --------  --------
   Net revenues:
     United States................................ $477,777  $415,562  $438,833
     United Kingdom...............................   57,714    67,547    82,678
     Other International (<10%)...................  144,030    72,895    60,468
     Eliminations.................................  (89,000)  (66,892)  (69,663)
                                                   --------  --------  --------
       Total consolidated......................... $590,521  $489,112  $512,316
                                                   ========  ========  ========
   Long-lived assets (property and equipment):
     United States................................ $ 91,741  $ 63,195  $ 54,523
     United Kingdom...............................   13,413    12,639     9,319
     Other International (<10%)...................    5,294     6,175     6,128
     Eliminations.................................   (1,668)   (2,612)     (778)
                                                   --------  --------  --------
       Total consolidated......................... $108,780  $ 79,397  $ 69,192
                                                   ========  ========  ========

Note 16: Legal Proceedings

The Company is subject to various legal proceedings and claims which arise in the normal course of business. The Company does not believe that any current litigation or claims will have a material adverse effect on the Company's business, operating results or financial condition.

Note 17: Subsequent Events

In February 2001, the Company announced that as part of its continuing effort to better optimize operations, the workforce would be reduced by 6% and selected facilities would be consolidated. The Company expects that the reduction will result in a one-time restructuring charge of $4 million to $6 million in the first quarter of 2001.

                         INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Aspect Communications
Corporation:

We have audited the accompanying consolidated balance sheets of Aspect Communications Corporation and its subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Aspect Communications Corporation and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

San Jose, California
January 22, 2001
(February 27, 2001 as to Note 17)

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The Company adopted a change in accounting policy related to SAB No. 101, "Revenue Recognition in Financial Statements" in the quarter ended December 31, 2000, retroactive to the beginning of fiscal year 2000. The retrospective application of this change has no cumulative impact on the fiscal 2000 results for the Company, but it does change the presentation of historical 2000 quarterly revenue and earnings per share. The information that follows has been adjusted to reflect this change.

                                   Dec. 31    Sept. 30   June 30    Mar. 31
                                   --------   --------   --------   --------
                                     (in thousands, except per share
                                                amounts)
2000 Quarters Ended
Net revenues...................... $166,018   $148,472   $131,608   $144,423
Gross margin......................   88,540     76,826     66,129     74,801
  (% of net revenues).............       53%        52%        50%        52%
Loss from operations..............   (7,405)   (12,286)   (16,486)    (7,362)
Net loss.......................... $(19,382)  $ (3,808)  $ (7,684)  $ (4,447)
  (% of net revenues).............      (12%)       (3%)       (6%)       (3%)
Diluted loss per share............ $  (0.38)  $  (0.07)  $  (0.15)  $  (0.09)
Quarterly per share stock price:
  High............................ $  22.44   $  43.88   $  49.25   $  67.97
  Low............................. $   7.53   $  16.00   $  28.25   $  33.88

1999 Quarters Ended
Net revenues...................... $146,899   $129,942   $112,186   $100,085
Gross margin......................   79,612     65,996     53,644     46,691
  (% of net revenues).............       54%        51%        48%        47%
Income (loss) from operations.....    1,173     (4,959)   (17,458)   (18,753)
Net income (loss)................. $    597   $ (3,698)  $(12,470)  $(13,280)
  (% of net revenues).............        0%        (3%)      (11%)      (13%)
Diluted earnings (loss) per
 share............................ $   0.01   $  (0.08)  $  (0.26)  $  (0.27)
Quarterly per share stock price:
  High............................ $  43.31   $  17.06   $  10.31   $  17.06
  Low............................. $  15.44   $   9.81   $   6.13   $   6.25

The information shown below has been adjusted for the $5 million non-recurring charge for purchased in-process technology in the first quarter of 2000, stock-based compensation, amortization of intangible assets purchased in connection with acquisitions, and gains on sales of appreciated equity securities.

                                   Dec. 31    Sept. 30   June 30    Mar. 31
                                   --------   --------   --------   --------
                                     (in thousands, except per share
                                                amounts)
2000 Quarters Ended
Pro forma net income (loss)....... $(15,299)  $ (2,687)  $ (5,633)  $  3,136
Pro forma diluted earnings (loss)
 per share........................ $  (0.30)  $  (0.05)  $  (0.11)  $   0.06

1999 Quarters Ended
Pro forma net income (loss)....... $  4,050   $   (114)  $ (8,656)  $ (9,438)
Pro forma diluted earnings (loss)
 per share........................ $   0.08   $   0.00   $  (0.18)  $  (0.19)

                                                                      APPENDIX B

                       Aspect Communications Corporation

                          1999 EQUITY INCENTIVE PLAN
                          --------------------------

    (AS AMENDED BY THE BOARD OF DIRECTORS, SUBJECT TO SHAREHOLDER APPROVAL)

     1.  Purposes of the Plan.  The purposes of this Equity Incentive Plan are
         --------------------
to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees and Consultants of the Company and to promote the success of the Company's business. Options granted under the Plan may be either Incentive Stock Options (as defined under Section 422 of the Code) or Nonstatutory Stock Options, as determined by the Administrator at the time of grant of an Option and subject to the applicable provisions of Section 422 of the Code and the regulations promulgated thereunder.

     2.  Definitions.  As used herein, the following definitions shall apply:
         -----------

         (a)  "Administrator" means the Board or its Committee appointed
               -------------
pursuant to Section 4 of the Plan.

         (b)  "Affiliate" means an entity other than a Subsidiary (as defined
               ---------
below) in which the Company owns an equity interest or which, together with the Company, is under common control of a third person or entity.

         (c)  "Applicable Laws" means the legal requirements relating to the
               ---------------
administration of stock option plans under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, the Code, any Stock Exchange rules or regulations and the applicable laws of any other country or jurisdiction where Options are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time.

         (d)  "Board" means the Board of Directors of the Company.
               -----

         (e)  "Change of Control" means a sale of all or substantially all of
               -----------------
the Company's assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

         (f)  "Code" means the Internal Revenue Code of 1986, as amended.
               ----

         (g)  "Committee" means one or more committees or subcommittees
               ---------
appointed by the Board to administer the Plan in accordance with Section 4 below.

         (g)  "Common Stock" means the Common Stock of the Company.
               ------------

         (h)  "Company" means Aspect Communications Corporation, a California
               -------
corporation.

         (i)  "Consultant" means any person, including an advisor, who is
               ----------
engaged by the Company or any Parent, Subsidiary or Affiliate to render services and is compensated for such services.

         (j)  "Continuous Service Status" means the absence of any interruption
               -------------------------
or termination of service as an Employee or Consultant to the Company or a Parent, Subsidiary or Affiliate. Continuous Service Status shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its Parent(s), Subsidiaries, Affiliates or their respective successors. For purposes of this Plan, a change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute a termination of Continuous Service Status.

         (k)  "Corporate Transaction" means a sale of all or substantially all
               ---------------------
of the Company's assets, or a merger, consolidation or other capital reorganization of the Company with or into another corporation.

         (l)  "Director" means a member of the Board.
               --------

         (m)  "Employee" means any person (including, if appropriate, any Named
               --------
Executive, Officer or Director) employed by the Company or any Parent, Subsidiary or Affiliate of the Company. The payment by the Company of a director's fee to a Director shall not be sufficient to constitute "employment" of such Director by the Company.

         (n)  "Exchange Act" means the Securities Exchange Act of 1934, as
               ------------
amended.

         (o)  "Fair Market Value" means, as of any date, the value of Common
               -----------------
Stock determined as follows:

              (i) If the Common Stock is listed on any established stock exchange or a national market system including without limitation the National Market of the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") System, its Fair Market Value shall be the closing sales
            ------
price for such stock as quoted on such system on the date of determination (if for a given day no sales were reported, the closing sales price on the last preceding trading date from which such quotation exists shall be used), as such price is reported in The Wall Street Journal or such other source as the Administrator deems reliable;

              (ii) If the Common Stock is quoted on the Nasdaq System (but not on the National Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the bid and asked prices for the Common Stock or;

              (iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

         (p)  "Incentive Stock Option" means an Option intended to qualify as an
               ----------------------
incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable written Option Agreement.

         (q)  "Named Executive" means any individual who, on the last day of the
               ---------------
Company's fiscal year, is the chief executive officer of the Company (or is acting in such capacity) or among the four most highly compensated officers of the Company (other than the chief executive officer). Such officer status shall be determined pursuant to the executive compensation disclosure rules under the Exchange Act.

         (r)  "Nonstatutory Stock Option" means an Option not intended to
               -------------------------
qualify as an Incentive Stock Option, as designated in the applicable Option Agreement.

         (s)  "Officer" means a person who is an officer of the Company within
               -------
the meaning of Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

         (t)  "Option" means a stock option granted pursuant to the Plan.
               ------

         (u)  "Option Agreement" means a written document, the form(s) of which
               ----------------
shall be approved from time to time by the Administrator, reflecting the terms of an Option granted under the Plan and includes any documents attached to or incorporated into such Option Agreement, including, but not limited to, a notice of stock option grant and a form of exercise notice.

         (v)  "Optioned Stock" means the Common Stock subject to an Option.
               --------------

         (w)  "Optionee" means an Employee or Consultant who receives an Option.
               --------

         (x)  "Parent" means a "parent corporation," whether now or hereafter
               ------
existing, as defined in Section 424(e) of the Code.

         (y)  "Plan" means this 1999 Equity Incentive Plan.
               ----

         (z)  "Reporting Person" means an Officer, Director or greater than 10%
               ----------------
shareholder of the Company within the meaning of Rule 16a-2 of the Exchange Act, who is required to file reports pursuant to Rule 16a-3 of the Exchange Act.

         (aa) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act,
               ----------
as amended from time to time, or any successor provision.

         (bb) "Share" means a share of the Common Stock, as adjusted in
               -----
accordance with Section 13 of the Plan.

         (cc) "Stock Exchange" means any stock exchange or consolidated stock
               --------------
price reporting system on which prices for the Common Stock are quoted at any given time.

         (dd) "Subsidiary" means a "subsidiary corporation," whether now or
               ----------
hereafter existing, as defined in Section 424(f) of the Code.

         (ee) "Ten Percent Holder" means a person who owns stock representing
               ------------------
more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary.

     3.  Stock Subject to the Plan.  Subject to the provisions of Section 13 of
         -------------------------
the Plan, the maximum aggregate number of shares that may be optioned and sold under the Plan is 3,950,000 Shares of Common Stock. The shares may be authorized, but unissued, or reacquired Common Stock.

     If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares that were subject thereto shall, unless the Plan has been terminated, become available for future grant under the Plan. In addition, any Shares of Common Stock that are retained by the Company upon exercise of an Option in order to satisfy the exercise price for such Option, or any withholding taxes due with respect to such exercise, shall be treated as not issued and shall continue to be available under the Plan. Shares issued under the Plan and later repurchased by the Company pursuant to any repurchase right that the Company may have shall not be available for future grant under the Plan.

     4.  Administration of the Plan.
         --------------------------

         (a)  General.  The Plan shall be administered by the Board or a
              -------
Committee, or a combination thereof, as determined by the Board. The Plan may be administered by different administrative bodies with respect to different classes of Optionees and, if permitted by the Applicable Laws, the Board may authorize one or more officers (who may (but need not) be Officers) to grant Options to Employees and Consultants.

         (b)  Administration with respect to Reporting Persons.  With respect to
              ------------------------------------------------
Options granted to Reporting Persons and Named Executives, the Plan may (but need not) be administered so as to permit such Options to qualify for the exemption set forth in Rule 16b-3 and to qualify as performance-based compensation under Section 162(m) of the Code.

         (c)  Committee Composition.  If a Committee has been appointed pursuant
              ---------------------
to this Section 4, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of any Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused) and remove all members of a Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws and, in the case of a Committee administering the Plan pursuant to Section 4(b) above, to the extent permitted or required by Rule 16b-3 and
Section 162(m) of the Code.

         (d)  Powers of the Administrator.  Subject to the provisions of the
              ---------------------------
Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

              (i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(o) of the Plan;

              (ii) to select the Employees and Consultants to whom Options may from time to time be granted;

              (iii) to determine whether and to what extent Options are granted;

              (iv) to determine the number of shares of Common Stock to be covered by each such award granted;

              (v)   to approve forms of Option Agreement for use under the Plan;

              (vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder, which terms and conditions include but are not limited to the exercise price, the time or times when an Option may be exercised (which may be based on performance criteria), the vesting schedule, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Optioned Stock, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

              (vii) to determine when and under what circumstances an Option may be settled in cash under Section 10(f) instead of Common Stock;

             (viii) to make any amendments or adjustments to any Option that the Administrator determines, in its discretion and under the authority granted to it under the Plan, to be necessary or advisable, provided however that no amendment or adjustment to an Option that would materially and adversely affect the rights of any Optionee shall be made without the prior written consent of the Optionee;

              (ix) to construe and interpret the terms of the Plan and awards granted under the Plan; and

              (x) in order to fulfill the purposes of the Plan and without amending the Plan, to modify grants of Options to Optionees who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs.

         (e)  Effect of Administrator's Decision.  All decisions, determinations
              ----------------------------------
and interpretations of the Administrator shall be final and binding on all Optionees.

     5.  Eligibility.
         -----------

         (a)  Recipients of Grants.  Nonstatutory Stock Options may be granted
              --------------------
to Employees and Consultants. Incentive Stock Options may be granted only to Employees, provided however that Employees of an Affiliate shall not be eligible to receive Incentive Stock Options. An Employee or Consultant who has been granted an Option may, if he or she is otherwise eligible, be granted an additional Option or Options.

         (b)  Type of Option.  Each Option shall be designated in the Option
              --------------
Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(b), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

         (c)  No Employment Rights.  The Plan shall not confer upon any Optionee
              --------------------
any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate his or her employment or consulting relationship at any time, with or without cause.

     6.  Term of Plan.  The Plan shall become effective upon its adoption by the
         ------------
Board. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 15 of the Plan.

     7.  Term of Option.  The term of each Option shall be the term stated in
         --------------
the Option Agreement; provided however that the term of an Option shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement and provided further that, in the case of an Incentive Stock Option granted to a person who at the time of such grant is a Ten Percent Holder, the term of such Incentive Stock Option shall be five
(5) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

     8.  Limitation on Grants to Employees.  Subject to adjustment as provided
         ---------------------------------
in Section 13 below, the maximum number of Shares which may be subject to Options granted to any one Employee under this Plan for any fiscal year of the Company shall be 500,000.

     9.  Option Exercise Price and Consideration.
         ---------------------------------------

         (a)  Exercise Price.  The per Share exercise price for the Shares to be
              --------------
issued pursuant to exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

              (i)   In the case of an Incentive Stock Option

                    (A) granted to an Employee who at the time of grant is a Ten Percent Holder, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant; or

                    (B) granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

              (ii) In the case of a Nonstatutory Stock Option granted to any person, the per share Exercise Price shall be no less than 100% of the Fair Market Value on the date of grant.

              (iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to merger of other corporate transaction.

         (b)  Permissible Consideration.  The consideration to be paid for the
              -------------------------
Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of
(1) cash, (2) check, (3) delivery of Optionee's promissory note with such recourse, interest, security and redemption provisions as the Administrator determines to be appropriate, (4) cancellation of indebtedness; (5) other Shares that (i) in the case of Shares acquired upon exercise of an Option either have been owned by the Optionee for more than six months on the date of surrender or were not acquired, directly or indirectly, from the Company, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is exercised, (6) authorization from the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised, (7) delivery of a properly executed exercise notice together with such other instructions as the Administrator and the broker, if applicable, shall require to effect exercise of the Option and prompt delivery to the Company of the sale or loan proceeds required to pay the exercise price and any applicable withholding taxes, (8) any combination of the foregoing methods of payment, or (9) such other consideration and method of payment for the issuance of Shares to the extent permitted under the Applicable Laws. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company and the Administrator may refuse to accept a particular form of consideration at the time of any Option exercise if, in its sole discretion, acceptance of such form of consideration is not in the bests interests of the Company at such time.

     10.  Exercise of Option.
          ------------------

          (a)  Procedure for Exercise; Rights as a Shareholder.  Any Option
               -----------------------------------------------
granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, consistent with the terms of the Plan, and reflected in the Option Agreement, including vesting requirements and/or
performance criteria with respect to the Company and/or the Optionee.   The
Administrator shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided however that in the absence of such determination, vesting of Options shall be tolled during any such leave.

     An Option may not be exercised for a fraction of a Share.

     An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 9(b) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in
Section 13 of the Plan.

     Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

         (b)  Termination of Status as an Employee or Consultant.  In the event
              --------------------------------------------------
of termination of an Optionee's Continuous Service Status, such Optionee may, but only within sixty (60) days (or such other period of time, as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) after the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. To the extent that the Optionee was not entitled to exercise the Option at the date of such termination, or if the Optionee does not exercise the Option to the extent so entitled within the time specified above, the Option shall terminate and the Optioned Stock underlying the unexercised portion of the Option shall revert to the Plan. No termination shall be deemed to occur and this Section 10(b) shall not apply if (i) the Optionee is a Consultant who becomes an Employee, or (ii) the Optionee is an Employee who becomes a Consultant.

         (c)  Disability of Optionee.  Notwithstanding Section 10(b) above, in
              ----------------------
the event of termination of an Optionee's Continuous Service Status as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), such Optionee may, but only within six (6) months (or such other period of time not exceeding twelve (12) months as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) from the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise the Option to the extent he or she was entitled to exercise it at the date of such termination. To the extent that the Optionee was not entitled to exercise the Option at the date of termination, or if the Optionee does not exercise the Option to the extent so entitled within the time specified above, the Option shall terminate and the Optioned Stock underlying the unexercised portion of the Option shall revert to the Plan.

         (d)  Death of Optionee.  In the event of the death of an Optionee:
              -----------------

              (i) during the term of the Option who is at the time of his death an Employee or Consultant of the Company and who shall have been in Continuous Service Status since the date of grant of the Option, the Option may be exercised, at any time within six (6) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee or Consultant six (6) months after the date of death, subject to the limitation set forth in
Section 5(b); or

              (ii) within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) after the termination of Continuous Service Status, the Option may be exercised, at any time within six (6) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination

         (e)  Extension of Exercise Period.  The Administrator shall have full
              ----------------------------
power and authority to extend the period of time for which an Option is to remain exercisable following termination of an Optionee's Continuous Service Status from the periods set forth in Sections 10(b), 10(c) and 10(d) above or in the Option Agreement to such greater time as the Board shall deem appropriate, provided that in no event shall such Option be exercisable later than the date of expiration of the term of such Option as set forth in the Option Agreement.

         (f)  Buy-Out Provisions.  The Administrator may at any time offer to
              ------------------
buy out for a payment in cash or Shares an Option previously granted under the Plan based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time such offer is made.

     11.  Taxes.
          -----

          (a) As a condition of the exercise of an Option granted under the Plan, the Optionee (or in the case of the Optionee's death, the person exercising the Option) shall make such arrangements as the Administrator may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the exercise of Option and the issuance of Shares. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

          (b) In the case of an Employee and in the absence of any other arrangement, the Employee shall be deemed to have directed the Company to withhold or collect from the Optionee's compensation an amount sufficient to satisfy such tax obligations from the next payroll payment otherwise payable after the date of an exercise of the Option.

          (c) In the case of an Optionee other than an Employee (or in the case of an Employee where the next payroll payment is not sufficient to satisfy such tax obligations, with respect to any remaining tax obligations), in the absence of any other arrangement and to the extent permitted under the Applicable Laws, the Optionee shall be deemed to have elected to have the Company withhold from the Shares to be issued upon exercise of the Option that number of Shares having a Fair Market Value determined as of the applicable Tax Date (as defined below) equal to the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, applicable to the exercise. For purposes of this Section 11, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined under the Applicable Laws (the "Tax Date").
                                --------

          (d) If permitted by the Administrator, in its discretion, an Optionee may satisfy his or her tax withholding obligations upon exercise of an Option by surrendering to the Company Shares that (i) in the case of Shares previously acquired from the Company, have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value determined as of the applicable Tax Date on the date of surrender equal to the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, applicable to the exercise.

          (e) Any election or deemed election by an Optionee to have Shares withheld to satisfy tax withholding obligations under Section 11(c) or (d) above shall be irrevocable as to the particular Shares as to which the election is made and shall be subject to the consent or disapproval of the Administrator. Any election by an Optionee under Section 11(d) above must be made on or prior to the applicable Tax Date.

          (f) In the event an election to have Shares withheld is made by an Optionee and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, the Optionee shall receive the full number of Shares with respect to which the Option is exercised but such Optionee shall be unconditionally obligated to tender back to the Company the proper number of Shares on the applicable Tax Date.

     12.  Non-Transferability of Options.  An Option may not be sold, pledged,
          ------------------------------
assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution; provided that the Administrator may in its discretion grant transferable Nonstatutory Stock Options pursuant to Option Agreements specifying (i) the manner in which such Nonstatutory Stock Options are transferable and (ii) that any such transfer shall be subject to the Applicable Laws. The designation of a beneficiary by an Optionee will not constitute a transfer. An Option may be exercised, during the lifetime of the Optionee, only by the Optionee or a transferee permitted by this Section 12.

     13.  Adjustments Upon Changes in Capitalization, Corporate Transactions,
          -------------------------------------------------------------------
Change of Control and Certain Other Transactions.
------------------------------------------------

          (a)  Changes in Capitalization.  Subject to any required action by the
               -------------------------
shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option, the number of Shares set forth in Section 3 above, and the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no Options have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Option, the maximum number of shares of Common Stock for which Options may be granted to any Employee under Section 8 above, as well as the price per Share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock (including any change in the number of Shares of Common Stock effected in connection with a change of domicile of the Company), or any other increase or decrease in the number of issued Shares of Common Stock effected without receipt of consideration by the Company; provided however that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an Option.

         (b)  Dissolution or Liquidation.  In the event of the proposed
              --------------------------
dissolution or liquidation of the Company, each outstanding Option shall terminate immediately prior to the consummation of the transaction, unless otherwise provided by the Administrator.

         (c)  Corporate Transactions; Change of Control.  In the event of a
              -----------------------------------------
Corporate Transaction, each outstanding Option shall be assumed or an equivalent option shall be substituted by the successor corporation or a Parent or Subsidiary of such successor corporation (such entity, the "Successor Corporation"), unless the Successor Corporation does not agree to such assumption or substitution, in which case such Options shall terminate upon the consummation of the transaction. Notwithstanding the preceding sentence, in the event of a Change of Control, each outstanding Option shall be assumed or an equivalent option substituted by the Successor Corporation, unless the Successor Corporation does not agree to such assumption or substitution, in which case, the vesting of each Option shall accelerate and each Option shall become exercisable in full (including with respect to Shares as to which an Option would not otherwise be vested and exercisable) prior to consummation of the transaction at such time and on such conditions as the Administrator shall determine. To the extent an Option is not exercised prior to consummation of a Change of Control in which the vesting of Options is being accelerated, such Option shall terminate upon such consummation and the Administrator shall notify the Optionee of such fact at least five (5) days prior to the date on which the Option terminates.

     For purposes of this Section 13(c), an Option shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction or a Change of Control, as the case may be, each Optionee would be entitled to receive upon exercise of the Option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares of Common Stock covered by the Option at such time (after giving effect to any adjustments in the number of Shares covered by the Option as provided for in this Section 13); provided however that if the consideration received in the transaction is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the Option to be solely common stock of the successor corporation or its Parent equal to the Fair Market Value of the per Share consideration received by holders of Common Stock in the transaction.

         (d)  Certain Distributions.  In the event of any distribution to the
              ---------------------
Company's shareholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Administrator may, in its discretion, appropriately adjust the price per Share of Common Stock covered by each outstanding Option to reflect the effect of such distribution.

     14.  Time of Granting Options.  The date of grant of an Option shall, for
          ------------------------
all purposes, be the date on which the Administrator makes the determination granting such Option or such other date as is determined by the Administrator; provided however that in the case of an Incentive Stock Option, the grant date shall be the later of the date on which the Administrator makes the determination granting such Incentive Stock Option or the date of commencement of the Optionee's employment relationship with the Company. Notice of the determination shall be given to each Employee or Consultant to whom an Option is so granted within a reasonable time after the date of such grant.

     15.  Amendment and Termination of the Plan.
          -------------------------------------

          (a)  Amendment and Termination.  The Board may at any time amend,
               -------------------------
alter, suspend, discontinue or terminate the Plan, but no amendment, alteration, suspension, discontinuance or termination (other than an adjustment made pursuant to Section 13(a) above) shall be made that would materially and adversely affect the rights of any Optionee under any outstanding grant, without his or her consent. In addition, to the extent necessary and desirable to comply with the Applicable Laws, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such as degree as required.

          (b)  Effect of Amendment or Termination.  Any such amendment or
               ----------------------------------
termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company.

     16.  Conditions Upon Issuance of Shares.  Notwithstanding any other
          ----------------------------------
provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel.

     As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by law.

     17.  Reservation of Shares.  The Company, during the term of this Plan,
          ---------------------
will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     18.  Option Agreement.  Options shall be evidenced by Option Agreements in
          ----------------
such form as the Administrator shall from time to time approve.

     19.  Shareholder Approval.  If required by the Applicable Laws, continuance
          --------------------
of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. To the extent shareholder approval is required by the Applicable Laws and is not obtained, all Options issued under the Plan that are subject to such approval shall become void. In addition, the Company shall obtain shareholder approval prior to reducing the exercise price of any Option to the then current Fair Market Value. Such shareholder approval shall be obtained in the manner and to the degree required under the Applicable Laws.

                                                                      APPENDIX C

                         FY2001 Aspect Incentive Plan

Summary

The Aspect Incentive Plan (AIP) is a formula-driven, performance-based incentive plan the performance goals of which for a particular fiscal year are reviewed and approved by the Compensation Committee prior to the start of each fiscal year. Aspect established the AIP beginning in January 2000 for all eligible employees to create one company-wide plan to:

   . Provide a common framework for managing and rewarding performance across the organization,

   . Clearly establish and communicate the goals and objectives for the Company and each participating employee,

   . Motivate and reward performance supporting Aspect's critical business goals,

   . Link rewards with individual performance, and

   . Provide upside opportunity along with downside risk

The funding for the AIP is determined by the Company's performance against a set of performance goals and measurements as determined by the Compensation Committee. In FY 2001, these goals and measurements include revenue growth and pro forma earnings. The Compensation Committee may also include other metrics as deemed appropriate, including, but not limited to, total shareholder return, stock price, value-added measures, asset turnover, return on investment, earnings per share, customer satisfaction, internal operational criteria and management objectives.

Achievement of the goals is substantially uncertain at the time the goals are established and the Compensation Committee certifies the attainment of the goals before any payment is made. The formula specifies the maximum annual payout for any one employee and precludes the Compensation Committee from increasing any amount once determined by the performance against the Company and personal performance.

Eligibility
All employees are eligible to participate in the AIP, up through and including all 16b elected officers. Excluded from the plan are direct sales, pre-sales and non-executive sales management employees. Customer Service employees are AIP eligible under a special carve-out plan formula in 2001.

Performance Period
Goals are set annually but they are calibrated, measured and paid quarterly, subject to Compensation Committee certification that the applicable goals have been met.

Levels/Types of Goals
Two types or levels of measures are used: Corporate and Individual. The annual corporate goals are used to establish the individual goals. Results of goals are measured and incentive payments are paid quarterly based on these results.

Corporate: In fy2001, the Compensation Committee has determined Revenue and Pro-forma Earnings to be the appropriate measures. The Compensation Committee will review and approve the Corporate Goals set at the beginning of the measurement period. Company performance against these goals will be determined at the end of the measurement period and can range from 0% to 200% against these pre-established goals.

Individuals: Company managers will evaluate individuals on how they performed at the end of the measurement period compared to the goals that were established with their respective management at the beginning of the measurement period. Individual's performance against these pre-established goals can range from 0% to 150%.

AIP Payment Amounts
The AIP payment amounts for all eligible employees for Fiscal Year 2001 will be calculated by using the following formula : E x T x CP x IP = BA

E = Quarterly earnings of the employee
T = Target AIP% which is based on grade level
CP = Company Performance
IP = Individual Performance percentage
BA = Bonus Amount

Note: While this formula will generally be followed, Aspect's Compensation Committee reserves the right to reduce, but not increase actual payout based on their subjective, but not arbitrary, determination of an employee's contribution during the quarter.

Example of AIP Payment
E = $20,000
T = 8%
CP = 110%
IP = 100%
BA = $1,760

($20,000)  x  (8%)  x  (110%)  x  (100%)  =  $1,760

AIP Payment Maximum and Minimum
The maximum AIP payment an individual can receive is 300% of his or her target. For example, if an employee's target is 8% of their quarterly earnings, then the maximum (s)he could receive is 24% of quarterly earnings. The annual maximum payout for any one employee is $5,000,000. The minimum payout can be zero.

Terms and Conditions
  1. An Individual must be employed at the time the award is paid to receive it.
  2. Generally, the AIP payment will be paid within 45 to 60 days from the quarter's end.
  3. All required payroll withholdings would be deducted from the gross bonus amount.

  4. Employees on a performance improvement plan are not eligible to receive an AIP payment until their performance is satisfactory or better.
  5. Aspect management can recommend to the Compensation Committee that the plan be changed or cancelled at any time or for any reason at their sole discretion.
  6. Eligibility in the plan does not constitute a contract of employment with Aspect; employees are still employed `at will.'
  7. The President & CEO and the Sr. VP of Human Resources will decide any issues with the administration of the plan, exclusive of pool funding decisions; and their decisions will be final and binding.

Executive Compensation
The Board of Directors revised the Aspect Incentive Plan in January 2001. The AIP was also designed to meet the exclusion requirements of Section 162(m) of the Code as described below.

The 1993 Omnibus Budget Reconciliation Act (OBRA) established a $1,000,000 ceiling for deductions for compensation paid to any of the five most highly compensated executive officers identified in the Company's proxy statement (although performance related compensation as defined by COBRA in excess of $1,000,000 will remain deductible). Because none of the cash compensation figures for the five most highly compensated executive officers identified in the Company's proxy statement exceeded the limitation in 2000, there has been no requirement on the part of the Company to use any of the available exemptions from the deduction limit.

However, cash compensation levels for the highest paid executives are beginning to approach the threshold of this limitation. The Compensation Committee took steps to ensure that performance-related compensation continues to be deductible by the Company.

                             CORPORATE INFORMATION

Board of Directors
Beatriz V. Infante: Chairman, President, and Chief Executive Officer
Donald P. Casey: President and Chief Operating Officer, Exodus Communications, Inc.
Debra J. Engel: Investor and Advisor; former SVP, Corporate Services, 3Com Corporation
Norman A. Fogelsong: General Partner, Institutional Venture Partners Christopher B. Paisley: Dean's Executive Professor, Leavey School of Business, Santa Clara University
John W. Peth: President and Chief Executive Officer, Business Resource Group David B. Wright: President and Chief Executive Officer, Legato Systems, Inc.

Officers
Beatriz V. Infante: Chairman, President, and Chief Executive Officer
Gary L. Smith: Chief Operating Officer
Betsy Rafael: Executive Vice President, Finance, Chief Financial Officer, and Secretary
Gary E. Barnett: Executive Vice President, eCRM Applications, and Chief Technical Officer
Rod Butters: Executive Vice President, Product Strategy and Portal Platform, and Chief Strategy Officer
Frederick H. Harder: Senior Vice President, Operations
David B. Puglia: Senior Vice President, Global Marketing
Chris T. Purpura: Senior Vice President, Strategic Marketing and Business
Planning
John R. Viera: Senior Vice President, Human Resources

Independent Auditors: Deloitte & Touche LLP, San Jose, California

Legal Counsel: Morrison & Foerster LLP, Palo Alto, California

Transfer Agent: EquiServe, L.P., Canton, Massachusetts

Investor Relations: Additional copies of this annual report and other financial information are available without charge upon request to: Investor Relations, Aspect Communications, 1310 Ridder Park Drive, San Jose, California 95131-2313
Tel: (408) 325-2629; E-mail: invest@aspect.com

Stock Listing: Aspect Communications Corporation's common stock is traded on the Nasdaq Stock Market under the symbol "ASPT." As of December 31, 2000, there were approximately 968 shareholders of record of Aspect's common stock.

Dividend Policy: Aspect has never paid cash dividends on our capital stock. We currently anticipate that we will retain all available funds for use in our business.

Annual Meeting: The annual meeting of shareholders will be held at 4:00 p.m. on May 16, 2001, at Aspect headquarters.

Aspect Corporate Headquarters: Aspect Communications, 1310 Ridder Park Drive, San Jose, California 95131-2313
Tel: (408) 325-2200 or (877) 621-3692; Fax: (408) 325-2260; www.aspect.com

Primary Locations:

  North America

    Atlanta, Georgia / Chelmsford, Massachusetts / Chicago, Illinois / Dallas, Texas / Denver, Colorado / Greenbelt, Maryland / Irvine, California / Mexico City, Mexico / Nashville, Tennessee / San Jose, California / Seattle, Washington / Toronto, Ontario, Canada / White Plains, New York

  Europe

    Amsterdam, The Netherlands / Brussels, Belgium / Copenhagen, Denmark / Dublin, Ireland / Dusseldorf, Germany / Frankfurt, Germany / London, England / Manchester, England / Munich, Germany / Paris, France / Zurich, Switzerland

  Asia-Pacific

    Hong Kong, China / Singapore / Sydney, Australia / Tokyo, Japan

((C))2001 Aspect Communications Corporation. Aspect, the Aspect logo, Aspect eBusiness Architect, and eBusinessIP are trademarks and/or service marks of Aspect Communications Corporation in the United States and/or other countries. All other product or service names mentioned in this document may be trademarks of the companies with which they are associated. Design: Cahan & Associates, San Francisco

                                                                      1042-PS-01

                                                                    1042-PS-01

                                  DETACH HERE

                               [LOGO OF ASPECT]

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                       ASPECT COMMUNICATIONS CORPORATION

                      2001 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned shareholder of Aspect Communications Corporation, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, each dated April 6, 2001, and hereby appoints Beatriz V. Infante and Betsy Rafael, or any of them, proxies and attorneys-in-fact, with full power to each substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Shareholders of Aspect Communications Corporation to be held on May 16, 2001, at 4:00 p.m. at the Company's facilities located at 1310 Ridder Park Drive, San Jose, California, and at any adjournment(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF ALL LISTED DIRECTORS, FOR THE AMENDMENT TO THE 1999 EQUITY INCENTIVE PLAN, FOR THE AMENDMENT TO THE ASPECT INCENTIVE PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE MEETING.



-------------                                                      -------------
 SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE REVERSE
     SIDE                                                               SIDE
-------------                                                      -------------

ZASP1A                          DETACH HERE

[X] Please mark
    votes as in
    this example.

1. Election of Directors.              2. Approval of an   FOR  AGAINST  ABSTAIN
                                          amendment to the [_]    [_]      [_]
  Nominees:  (01) Donald P. Casey;        1999 Equity
  (02) Debra J. Engel; (03) Norman        Incentive Plan
  A. Fogelsong; (04) Beatriz V.           to increase the
  Infante; (05) Christopher B.            number of shares
  Paisley; (06) John W. Peth;             of common stock
  (07) David B. Wright.                   reserved for
                                          issuance thereunder
  FOR   [_]      [_] WITHHELD             by 2,450,000 shares.
  ALL                FROM ALL
NOMINEES             NOMINEES          3. Approval of an   [_]    [_]      [_]
                                          amendment to the
[_] ____________________________          Aspect Incentive Plan.
    For all nominee(s) except as
    noted above.                       4. Ratification of  [_]    [_]      [_]
                                          Deloitte & Touche
                                          LLP as independent
                                          auditors of the
                                          Company for the fiscal
                                          year ending
                                          December 31, 2001.

                                       and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

                                       MARK HERE FOR ADDRESS CHANGE        [_]
                                       AND NOTE AT LEFT

                                       MARK HERE IF YOU PLAN TO ATTEND     [_]
                                       THE MEETING

                                       (This Proxy should be marked, dated,
                                       signed by the shareholder(s) exactly as
                                       his or her name appears hereon, and
                                       returned promptly in the enclosed
                                       envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature:______________ Date: ________  Signature:______________ Date: ________